Exhibit 2.1

Agreement

Share sale agreement — Cork

Wesfarmers Limited

Coronado Australia Holdings Pty Ltd

Coronado Group LLC

			Contents
	Table of contents

1	Definitions and interpretation		8

	1.1	Definitions	8
	1.2	Interpretation	27
	1.3	Business Day	28
	1.4	Inclusive expressions	28
	1.5	Agreement components	28

2	Conditions for Completion		28

	2.1	Conditions precedent	28
	2.2	Notice	29
	2.3	Reasonable endeavours	29
	2.4	Waiver	31
	2.5	Cut Off Date	31
	2.6	No binding agreement for transfer	31

3	Termination		31

	3.1	Termination by the Buyer Entities	31
	3.2	Termination by the Seller	31
	3.3	Effect of termination	32
	3.4	No other right to terminate or rescind	32

4	Sale and purchase		33

	4.1	Actions immediately prior to Completion	33
	4.2	Sale Shares	33
	4.3	Share Purchase Price	33
	4.4	Existing WES Intercompany Loan Agreement and Existing WES GSA	34
	4.5	Debt Purchase Price	34
	4.6	Actions on Completion	34
	4.7	Title and risk in Sale Shares	34

5	Period before Completion		34

	5.1	Carrying on of business	34
	5.2	Material Contracts and proposed actions	36
	5.3	Pre Completion Dividend or Distribution	37
	5.4	Permitted acts	37
	5.5	Intra-group loans	37
	5.6	Wesfarmers Guarantees	38
	5.7	Target Entity a member of a Consolidated Group	38
	5.8	Access to business	39
	5.9	Information rights	40
	5.10	Co-operation with debt financing	40
	5.11	Financial assistance whitewash	42
	5.12	Notification of change of control	42
	5.13	VSM Deed	42
	5.14	Transitional Services Agreement	43
	5.15	United States Tax filing	43

6	IT Licences		43

	6.1	Transfer	43

	6.2	Obligations pending transfer	44
	6.3	Buyer indemnity in respect of the IT Licences	44
	6.4	Warranty in respect of IT Licences	45

7	Employees		45

	7.1	Existing Employees	45
	7.2	Employees	45
	7.3	Payment and indemnity	46
	7.4	Seller Indemnity	46
	7.5	Employment Records	47
	7.6	No solicitation of employees	47

8	Superannuation		47

	8.1	Buyer’s Fund	47
	8.2	Buyer’s undertakings	47

9	Completion		48

	9.1	Time and Place	48
	9.2	Completion	48
	9.3	Notice to complete	48
	9.4	Completion timing	48

10	Completion Accounts		49

	10.1	Preparation of Completion Accounts	49
	10.2	Debt Purchase Price adjustments following Completion Accounts	49
	10.3	Payment of adjustments	49

11	Warranties and indemnity		50

	11.1	Warranties by the Seller	50
	11.2	Independent Warranties	50
	11.3	Reliance	50
	11.4	Indemnity for breach of Warranty	50
	11.5	Tax indemnity	50

12	Qualifications and limitations on Claims		51

	12.1	Disclosure	51
	12.2	Awareness	52
	12.3	No reliance	52
	12.4	Opinions, estimates and forecasts	53
	12.5	Maximum and minimum amounts	54
	12.6	Time limits	54
	12.7	No double claims	55
	12.8	Mitigation of loss	55
	12.9	Personal Liability	55
	12.10	General limitations	57
	12.11	Other limitations	58
	12.12	Consequential loss	58
	12.13	Sole remedy	59
	12.14	Statutory actions	59
	12.15	Payments affecting the Debt Purchase Price	60
	12.16	Fraud	60
	12.17	Independent limitations	60

13	Procedures for dealing with Claims		60

	13.1	Notice of Claims	60
	13.2	Third Party Claims	61
	13.3	Tax Demands	62

14	Buyer Warranties		64

	14.1	Buyer Warranties	64
	14.2	Independent Warranties	64
	14.3	Reliance	64

15	Period after Completion		64

	15.1	Appointment of proxy	64
	15.2	Access to records by Seller	65
	15.3	Access to records by Buyer	65
	15.4	Branding and phase out	66
	15.5	Insurance policies in respect of Target Entities	67
	15.6	Pre Completion tax returns	67
	15.7	Other Tax obligations	69
	15.8	Financial Assurances and Bank Guarantees	69
	15.10	Indemnity in respect of post Completion matters	71
	15.11	Environmental obligations and indemnity	71
	15.12	Wrong pockets	72

16	Confidentiality and announcements		72

	16.1	Agreed announcement	72
	16.2	Confidentiality	73

17	Duties, costs and expenses		74

	17.1	Duties	74
	17.2	Costs and expenses	74

18	GST		74

19	Notices		75

	19.1	Form of Notice	75
	19.2	How Notice must be given and when Notice is received	75
	19.3	Notice must not be given by electronic communication	76

20	Guarantee by Buyer’s Guarantor		76

	20.1	Consideration	76
	20.2	Guarantee and indemnity	76
	20.3	Non-payment and non-performance	76
	20.4	Extent of guarantee and indemnity	77
	20.5	Principal and independent obligation	77
	20.6	Continuing guarantee and indemnity	77
	20.7	No withholdings	78
	20.8	Currency	78
	20.9	No set off	78
	20.10	Buyer’s Guarantor’s liability	78
	20.11	Assigning benefit	78

21	General		78

	21.1	Governing law and jurisdiction	78

21.2	Arbitration	78
21.3	Arbitration proceedings	79
21.4	Service of process	79
21.5	Actions against Finance Related Parties	79
21.6	Invalidity and enforceability	80
21.7	Waiver	80
21.8	Waiver of Claims Against Finance Related Parties	81
21.9	Variation	81
21.10	Assignment	81
21.11	Further action to be taken at each party’s own expense	82
21.12	Relationship of the parties	82
21.13	Exercise of rights	82
21.14	Remedies cumulative	82
21.15	Counterparts	82
21.16	No merger	82
21.17	Entire agreement	82
21.18	No reliance	82
21.19	Default interest	83
21.20	Benefits held on trust	83
21.21	Attorneys	83
21.22	No withholdings	83

Schedules

Schedule 1
Notice details		85

Schedule 2
Tenements		86

Schedule 3
Target Entity Details		87

Schedule 4
Warranties		88

Schedule 5
Buyer Warranties		89

Schedule 6
Completion Steps		90

Schedule 7

Completion Accounts	91

Schedule 8
Pro forma Completion Accounts	92

Schedule 9
Structure Diagram	93

Schedule 10
Financial Assurances and Bank Guarantees	94

Schedule 11
Properties	95

Schedule 12
Business Intellectual Property	96

Schedule 13
Third Party Intellectual Property	97

Schedule 14
Seller Trade Marks	98

Schedule 15
Plant and Equipment	99

Schedule 16
Insurance policies	167

Schedule 17
Employees	168

Schedule 18
Deed of Assignment (Debt and Security)	169

Schedule 19
Financial statements	170

Schedule 20
VSM Deed	172

Schedule 21
Transitional Services Agreement	173

Schedule 22
New Intercompany Loan Agreement	174

Schedule 23
New Intercompany Loan Documents (GSA)	175

Schedule 24
Deed of release	176

Signing page	177

Cork share sale agreement

Date 22 December 2017

Between the parties

Seller	Wesfarmers Limited

ACN 008 984 049 of Level 14, Brookfield Place Tower 2,
123 St Georges Terrace
Perth
Western Australia
6000

(Seller)

Buyer	Coronado Australia Holdings Pty Ltd

ACN 623 524 989 of C/- Jones Day, Level 31, Riverside Centre, 123
Eagle Street
Brisbane
Queensland
4000

(Buyer)

Assignee	Coronado Group LLC, a Delaware limited liability company

57 Danbury Road, Suite 101
Wilton
CT, USA
06897

(Assignee)

Buyer’s Guarantor	Coronado Group LLC, a Delaware limited liability company

57 Danbury Road, Suite 101
Wilton
CT.USA
06897

(Buyer’s Guarantor)

Recitals	The Seller owns the Sale Shares.

2 The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares and the Seller has agreed to assign and the Buyer has agreed to the assignment of the Existing WES lntercompany Loan Agreement on the terms and conditions of this agreement.

3 The Buyer’s Guarantor has agreed to guarantee the Buyer’s and Assignee’s obligations under this agreement.

The parties agree as follows:

1                                                  Definitions and interpretation

1.1                                        Definitions

The meanings of the terms used in this agreement are set out below.

Term	Meaning

A IFRS	Australian equivalents to International Financial Reporting Standards.

Accounting Standards	is defined in Schedule 7.

Accounts

in respect of the Target Entities, the consolidated balance sheet as at the Accounts Date, and the consolidated profit and loss statement of the Target Entities for the year ending on the Accounts Date.

Accounts Date	30 June 2017.

Adjustment Amount	the amount (if any) equal to the Completion Working Capital Balance minus the Target Working Capital Balance, plus Completion Net Debt.

Advance	the cash advance made by the Buyer to Wesfarmers Curragh under the New Intercompany Loan Agreement in the amount of the Repayment Amount.

ASIC	the Australian Securities and Investments Commission.

Authorisation	any approval, licence, consent, authority or permit.

Bank Guarantee Beneficiary	in respect of each Bank Guarantee, the beneficiary of that guarantee.

Bank Guarantees	the bank guarantees listed in Schedule 10.

Term	Meaning

Bank Guarantees Replacement

in respect of the Bank Guarantees, a bank guarantee or bank guarantees in favour of the relevant Bank Guarantee Beneficiary in the sum stated in Schedule 10 (or such other amount as the Bank Guarantee Beneficiary may require) and in such form and from such institutions as the Bank Guarantee Beneficiary requires.

Business	the business carried out by the Target Entities.

Business Day	a day on which banks are open for business in Brisbane and Perth, other than a Saturday, Sunday or public holiday in either (or both) of those cities.

Business Intellectual Property

1            the Intellectual Property Rights set out in Schedule 12; and

2            any other Intellectual Property Rights owned by a Target Entity,

and the right to take action against Third Parties for infringement of those Intellectual Property Rights whether occurring before or after the date of this agreement, but excluding the Third Party Intellectual Property.

Business Records

all original and certified copies of the books, records, documents, information, accounts and data (whether machine readable or in printed form) owned by a Target Entity or the property of a Target Entity and any source material owned by a Target Entity and used to prepare them.

Buyer Claim

any claim, demand, legal proceedings or cause of action, including any claim, demand, legal proceedings or cause of action under common law or under statute in any way relating to any Transaction Agreement, the Sale or the Transfer, and includes a claim, demand, legal proceedings or cause of action arising from a breach of a Buyer Warranty, or under an indemnity in any Transaction Agreement.

Buyer Entities	means the Buyer and the Assignee.

Buyer Group	the Buyer Entities and each of their Related Bodies Corporate (other than the Target Entities), including the Buyer’s Guarantor and Buyer Group Member means any member of the Buyer Group.

Buyer Released Matters	has the meaning given in clause 12.9(d)(1).

Buyer Warranties	the representations and warranties in Schedule 5.

Buyer’s Consolidated Group	the Consolidated Group of which the Buyer is a member, if any.

Term	Meaning

Buyer’s Fund	a superannuation fund established or nominated by the Buyer and notified to the Seller not less than 10 Business Days prior to Completion.

Change of Control Consent	means consent to the change of control of Wesfarmers Curragh in accordance with the Ergon Contract.

Claim

any claim, demand, legal proceedings or cause of action, including any claim, demand, legal proceedings or cause of action under common law or under statute in any way relating to any Transaction Agreement, the Sale or the Transfer and includes a claim, demand, legal proceedings or cause of action arising from a breach of Warranty, or under an indemnity in any Transaction Agreement.

For the avoidance of doubt, a Claim includes a Tax Claim.

Completion	Share Completion and Debt Completion.

Completion Accounts

the accounts setting out Completion Working Capital Balance and Completion Net Debt, prepared as at the Effective Time in accordance with Schedule 7 and in the format set out in Schedule 8, together with such information required by Schedule 7 and Schedule 8.

Completion Date	the date on which Completion occurs.

Completion Net Debt	is defined in Schedule 7.

Completion Steps	the steps that each party must carry out at Completion, which are set out in Schedule 6.

Completion Working Capital Balance	is defined in Schedule 7.

Condition	a condition in clause 2.1.

Confidentiality Agreements

the confidentiality agreement dated 10 January 2017 between the Seller and the Buyer and the confidentiality deed poll dated 23 January 2017 by the Buyer in favour of the relevant beneficiaries, as amended from time to time.

Term	Meaning

Consequential Loss

1            special, exemplary or punitive damages;

2            loss of production, loss of anticipated production, loss of revenue, loss of anticipated revenue, loss of profits or loss of anticipated profits;

3            loss of business opportunities, including the opportunity to enter into or complete an arrangement with a third party; and

4            damages to goodwill or reputational damage,

whether arising in contract, tort (including negligence), equity or under statute and whether or not foreseeable at the date of this agreement.

Consolidated Group	a ‘Consolidated Group’ or a ‘MEC’ group as those terms are defined in section 995-1 of the ITAA 1997.

Contamination

the presence of any substance in the Environment, whether solid, liquid or gaseous, including a ‘contaminant’ as defined in the Environmental Protection Act 1994 (Qld), which is:

1            harmful or potentially harmful to property, human beings, vegetation, animals, birds or other terrestrial or marine life or ecosystems; or

2                 unlawful to emit, discharge or deposit to, or disturb in, the Environment.

Corporations Act	the Corporations Act 2001 (Cth).

Curragh Mine	the mine known as ‘Curragh’ which is located on the Tenements.

Cut Off Date	the date which is six months after the date of this agreement.

Data Room

the online data room entitled ‘09 Cork Mine’ as hosted by Ansarada and accessed at https://dataroom.ansarada.com/projectwalter.dataroom and made available to the Buyer Entities, their representatives or advisers, the contents of which will be reproduced on a CD or USB stick (or in a form agreed between the Seller and the Buyer), and the CD or USB stick (or other device) will be initialled by the Seller and the Buyer and delivered to the Buyer on execution of this agreement.

Debt Commitment Letter

means, collectively:

1                 the commitment letter among Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., the Buyer and the Buyer’s Guarantor dated on or before the date of this agreement; and

2                 the Fee Letters related to paragraph 1,

in each case as amended, modified, supplemented or replaced from time to time, to the extent permitted by clause 5.10(c).

Term	Meaning

Debt Completion	completion of the sale and transfer of the Existing WES Intercompany Loan Agreement and the Existing WES GSA under clause 4.4.

Debt Completion Payment	**

Debt Financing Commitments	means the commitment of the Debt Financing Parties to provide the Debt Financing.

Debt Financing Documents	means the definitive documentation for the Debt Financing.

Debt Financing Parties

means the entities that have committed to provide or arrange or otherwise entered into agreements (including any commitment letters) in connection with the Debt Financing, the Debt Financing Commitments or other debt financings in connection with the transactions contemplated by this agreement.

Debt Financing	means the debt financing contemplated by the Debt Commitment Letter.

Debt Purchase Price

the Debt Completion Payment plus or minus (as applicable) the Adjustment Amount and plus or minus any other adjustments made under this agreement.

For the avoidance of doubt, in this agreement, Debt Purchase Price is exclusive of GST.

Deed of Assignment (Debt and Security)	the deed of assignment of the Existing WES Intercompany Loan Agreement and the Existing WES GSA between the Seller as assignor and the Buyer as assignee in the form of Schedule 18.

Demand	a written notice of, or demand for, an amount payable.

Disclosure Letter

a letter dated on or about the date of this agreement together with the attachments to that letter addressed by the Seller to the Buyer Entities disclosing facts, matters and circumstances that are, or may be, inconsistent with the Warranties.

Disclosure Materials

1            all documents and information that were contained in the Data Room as at 21 December 2017 and included on the CD or USB stick (or other device) to be initialled by the Seller and the Buyer and delivered to the Buyer Entities on execution of this agreement; and

2            the information set out in the Disclosure Letter.

Disputed Matters	is defined in Schedule 7.

Term	Meaning

Disputing Action

in respect of Tax Demand, any action to cause the Tax Demand to be withdrawn, reduced or postponed or to avoid, resist, object to, defend, appear against or compromise the Tax Demand and any judicial or administrative proceedings arising out of that action.

DPT Assessment	an assessment raised under section 145-10 of Schedule 1 of the Taxation Administration Act 1953 (Cth).

Duty

any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax.

Effective Time	is defined in Schedule 7.

Employee	1 an Existing Employee; 2 a Pre-Completion Transferring Employee; and 3 a Transferring Employee.

Employee Entitlement List

a document setting out at the date specified in the document the period of service (including prior service with any Target Entity or Seller Group Member), remuneration package (including details of any bonuses, profit share, or employee share plan entitlements), applicable allowances and accrued leave (including long service leave, annual leave and personal leave) of each Employee, but without identifying the name of the Employee that corresponds to that information.

Employee Entitlements	all of the Leave Benefits of each Pre-Completion Transferring Employee or Transferring Employee who accepts employment with a Target Entity in accordance with clause 7.2, accrued as at Completion.

Encumbrance

an interest or power:

1            reserved in or over an interest in any asset; or

2            created or otherwise arising in or over any interest in any asset under a security agreement, a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to:

3            any agreement to grant or create any of the above; and

4            a security interest within the meaning of section 12(1) and section 12(2) of the PPSA,

but does not include a Permitted Encumbrance.

Term	Meaning

Enterprise Agreement	the enterprise agreement titled ‘Curragh Mine Operations Enterprise Agreement 2015’.

Environment	has the meaning given to it in the Environmental Protection Act 1994 (Qld).

Environmental Harm	has the meaning given to it in the Environmental Protection Act 1994 (Qld).

Environmental Law

any statute or common law relating to the Environment including any law relating to land use, planning, heritage, coastal protection, water catchments, pollution of air or waters, soil or groundwater contamination, Contamination, Environmental Harm, chemicals, waste, noise, use of hazardous or dangerous goods or substances, building regulations, public and occupational health and safety, noxious trades, or any other aspect of protection of the Environment or person or property.

Environmental Obligations

the Indemnified Parties’ obligations in relation to the Tenements, the Properties or the Curragh Mine, which arise either:

1            prior to Completion and remains unsatisfied at Completion; or

2            after Completion,

and relate to:

3            remediation, rehabilitation, restoration or Contamination in respect of the Tenements or Properties; or

4            any notice, direction or requirement given under an Environmental Law (including in relation to financial assurance).

Equity Financing	has the meaning given in the Debt Commitment Letter.

**	**

**	**

Existing Employee	an employee of a Target Entity as at the date of this agreement who remains employed by a Target Entity immediately before Completion.

Existing Member	an Employee who is a member of the Wesfarmers’ Fund on Completion.

Existing WES GSA	the general security agreement dated 25 January 2017 granted by Wesfarmers Curragh and the Wesfarmers Guarantors in favour of the Seller as amended from time to time.

Term	Meaning

Existing WES Intercompany Loan Agreement	the loan agreement dated 25 January 2017 between the Seller as lender, Wesfarmers Curragh as borrower and the Wesfarmers Guarantors as guarantors as amended from time to time.

Exit Payment	the payment determined in accordance with the Tax Sharing Agreement and pursuant to section 721-35 of the ITAA 1997, which is required to be made by clause 5.7(e).

Expert	is defined in Schedule 7.

Expert’s Report	is defined in Schedule 7.

Fee Letters

means the letters between Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., the Buyer and the Buyer’s Guarantor that address fees and expenses related to the Debt Financing, each dated on or about the date of this agreement.

Finance Related Parties

means the Debt Financing Parties, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

Financial Assurances

the bank guarantees provided by or on behalf of the Target Entities to the State of Queensland and the Department of Natural Resources and Mines in respect of the Tenements and related environmental authorities, for an aggregate amount of $269,048,091.19 as listed in Schedule 10.

Financial Assurances Replacement

in respect of the Financial Assurances, a bank guarantee or bank guarantees in favour of the State of Queensland or the Department of Natural Resources and Mines (as applicable) in the aggregate sum of $269,048,091.19 (or such other amount as the relevant Governmental Agency may require) and in such form and from such institutions as required by that Governmental Agency.

Freehold Properties	the freehold real estate listed in Part 1 of Schedule 11.

**	**

Governmental Agency	any government or governmental, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in any part of the world.

Term	Meaning

Group Liability	has the same meaning as that term is defined in section 721-10(1)(a) of the ITAA 1997.

Group Liability Date	the date Group Liability becomes due and payable.

GST	has the meaning given in clause 18.

GST Act	the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Head Company	has the same meaning as that term is defined in section 995-1 of the ITAA 1997.

Immediately Available Funds	telegraphic or other electronic means of transfer of cleared funds into a bank account nominated in advance by the payee.

Indemnifiable U.S. Tax

U.S. federal income tax liability of an Indemnified Party or Target Entity to the extent such U.S. federal income tax liability arises as a result of an election made pursuant to clause 5.15(a) of this agreement and would not have arisen in the absence of such election.

Indemnified Parties	1 the Seller Group Members; 2 each director, officer, employee or agent of the Seller Group Members; and 3 the Specified Executives.

Insurance	is defined in Warranty 16.1 in Schedule 4.

Intellectual Property Rights

all intellectual and industrial property rights and interests throughout the world, whether registered or unregistered, including trade marks, designs, patents, inventions, circuit layouts, copyright and analogous rights, confidential information, know-how and all other intellectual property rights as defined in Article 2 of the convention establishing the World Intellectual Property Organisation of 14 July 1967 as amended from time to time.

Interest Rate	the daily 11.00am cash rate quoted on Reuters page RBA30.

Term	Meaning

IT Licences	**

ITAA 1997	the Income Tax Assessment Act 1997 (Cth).

Key Mining Services Contracts	**

Last Payment Date	is defined in clause 10.3.

Leasehold Properties	the properties leased by a Target Entity under the Property Leases.

Leave Benefits	1 annual leave and leave loading; 2 accumulated personal leave; and 3 long service leave.

Loss	losses, liabilities, damages, costs, charges and expenses and includes Taxes, Duties and Tax Costs.

Term	Meaning

Management Accounts

means the:

1            Board and Managing Director Reports for the period after the Accounts Date and date of this agreement (document numbers 09.06.04.01.04.07, 09.06.04.01.04.08 and 09.06.04.01.04.09);

2            Mine Cash Cost Reports for the period after the Accounts Date and the date of this agreement (document numbers 09.06.04.06.04.07, 09.06.04.06.04.08 and 09.06.04.06.04.09 in the Data Room); and

3            Trial Balance Apr-Sep 17 and Oct-Nov 17 (document numbers 09.06.06.10 and 09.06.06.12 in the Data Room).

Marketing Period

the first period of 12 consecutive New York Business Days commencing after the date of this agreement throughout which and on the first and last day of which:

1            the Buyer has the Pre-Completion Financial Statements; and

2            the Conditions in clause 2.1 have been satisfied or waived,

provided that 15 January 2018, 19 February 2018, 30 March 2018 and 28 May 2018 will not count towards the 12 New York Business Days for purposes of the Marketing Period (but for the avoidance of doubt, such exclusion shall not restart the period), and such Marketing Period will not commence before 2 January 2018.

Material Adverse Change

means any change, matter, event or circumstance which happens or is announced after the date of this agreement and before Completion which (individually or when aggregated with all such changes, matters, events or circumstances of a like kind):

1            has resulted in, or is reasonably likely to result in, a reduction in the assets or an increase in the liabilities of the Target Entities on a consolidated basis by $50,000,000 or more;

2            has resulted in the projected output of run of mine (ROM) coal of the Curragh Mine, or is reasonably likely to result in the projected output of run of mine (ROM) coal of the Curragh Mine, being reduced by two million tonnes or more over the 12 month period commencing on the Scheduled Completion Date (assuming the Marketing Period has expired as at the date that the change, matter, event or circumstance is announced or becomes known, whichever is the later) when compared to the projected output of run of mine (ROM) coal of the Curragh Mine set out in document number 09.01.02.01 in the Data Room;

3            results in the appointment of a receiver, receiver and manager, judicial manager, liquidator, administrator or like official to or over the whole or a substantial part of the undertaking or property of Wiggins Island Coal Export Terminal Pty Ltd ACN 131 210 038; or

4            has resulted in or is reasonably likely to permanently or for a material period of time result in the Target Entities carrying on their business in a substantially worse manner as was carried on as at the date of this agreement, but does not include any change, matter, event or circumstance:

5            that has been fairly disclosed in, or otherwise reasonably identifiable or reasonably evident from (including in accordance with clause 12.1(c)) the

Term	Meaning

information contained in, the Disclosure Materials, which the parties agree does not include disclosure of the risk that a change, matter, event or circumstance may occur;

6            to the extent the Buyer or a Buyer Group Member has contributed to the change, matter, event or circumstance occurring;

7            agreed to, requested by, or consented to, in writing by the Buyer or a Buyer Group Member;

8            arising from changes in commodity prices (including coal prices and demand for coal), exchange rates or interest rates, or changes in general economic, political or business conditions, or changes that generally affect Bowen Basin coal miners;

9            arising from changes or major disruptions to, or fluctuations in, domestic or international financial markets;

10     arising from activism, acts of terrorism, riot or war (whether or not declared) that affect the Target Entities and their competitors in a similar manner;

11     relating to any change in general legal or regulatory conditions, including the enactment, adoption, implementation, promulgation, repeal, modification, reiteration or proposal of any law, regulation or government policy;

12     relating to any change in the judicial or administrative interpretation of the law or any regulation;

13     relating to any change in Tax rates or Tax Laws;

14     arising as a result of any change in accounting policy required by law or to comply with any changes to generally accepted accounting principles;

15     arising as a result of any change in accounting policy or generally accepted accounting principles;

16     arising from changes to the Bank Guarantees and the Financial Assurances or a change in rehabilitation obligations;

17     arising from changes in the mine plan for the Curragh Mine except to the extent the mine plan is changed because of the relevant change, matter, event or circumstance;

18     occurring directly as a result of an action required to be undertaken or procured pursuant to this agreement or any Transaction Agreement; or

19     to the extent insured and reasonably likely to be recovered by the Target Entities (including where the beneficiary is the Seller).

Material Coal Contract

any coal sales or marketing agreement:

1            for the sale of or other dealing with coal on the basis of coal specifications inconsistent with that capable of being produced from the Curragh Mine; or

2            for:

(a)              500,000 tonnes of coal (aggregated for any one customer) in any period after the Scheduled Completion Date (assuming the Marketing Period has expired as at the date of entering into the agreement); and

(b)              a term that expires 12 months or more after the Scheduled Completion Date (assuming the Marketing Period has expired as at the date of entering into the agreement).

Term	Meaning

Material Contracts	**

Material Proceedings	is defined in Warranty 12.1 in Schedule 4.

Net Balance

is the amount which is equal to the aggregate of amounts owing to the Seller under the Existing WES Intercompany Loan Agreement and the New WES Intercompany Loan Agreement at the Completion Date less the Repayment Amount.

New Intercompany Loan Agreement

the intercompany loan agreement between the Buyer as lender, Wesfarmers Curragh as borrower and the Wesfarmers Guarantors as guarantors, in substantially the form of Schedule 22 subject to the changes to the interest rate and interest payable under the agreement.

New Intercompany Loan Documents	1 the New Intercompany Loan Agreement; and 2 the general security agreement granted by Wesfarmers Curragh and the Wesfarmers Guarantors to the Buyer, in substantially the form of Schedule 23.

New WES GSA	**

Term	Meaning

New WES Intercompany Loan Agreement	**

New York Business Day	is a day on which banks are open for business in New York, other than a Saturday, Sunday or public holiday in New York.

Permitted Encumbrance

1            PPS Register Security Interest registered in the ordinary course of business by suppliers or contractors of a Target Entity (or subcontractors of those suppliers or contractors);

2            any Security Interest created or which is permitted to exist as contemplated by this agreement or any agreement entered into in contemplation of this agreement;

3            the Existing WES GSA and New WES GSA;

4            the caveat contemplated in the VSM Deed;

5            any mortgage or registration (including any covenant or easement) against the Tenements or Properties that is included in the Disclosure Materials or would have shown on a resource authority public report or a search of the public register maintained by the Queensland Title Registry three Business Days before the date of this agreement;

6            in respect of the Tenements, any reservation or covenant arising under law or arising in respect of the grant of the Tenement;

7            every lien or retention of title arrangement securing the unpaid balance of purchase money for property acquired in the ordinary course of business;

8            any Encumbrance in relation to personal property (as defined in the PPSA and to which that Act applies) that is created or provided for by:

(a)         a transfer of an Account or Chattel Paper;

(b)         a PPS Lease; or

(c)          a Commercial Consignment,

that is not a security interest within the meaning of section 12(1) of the PPSA; or

9            the interest of the lessor or owner in respect of assets subject to a finance or capital lease, a hire-purchase agreement or a conditional sale agreement in each case entered into in the ordinary course of business.

In this definition, Account, Chattel Paper, PPS Lease and Commercial Consignment have the meanings given in the PPSA.

Plan of Operations	the plan of operations for the Curragh Mine as set out in document number 09.03.03.01 in the Data Room.

Plant and Equipment	the plant and equipment listed in Schedule 15.

Term	Meaning

Post Completion Financial Statements	the financial statements set out in Part 2 of Schedule 19.

PPS Register	the register established under the PPSA.

PPSA	the Personal Property Securities Act 2009 (Cth).

Pre Completion Dividend or Distribution	a dividend or a repayment of a loan (approved in advance by the Seller) from cash held by Wesfarmers Curragh made in accordance with clause 5.3.

Pre Completion Financial Statements	the financial statements set out in Part 1 of Schedule 19.

Pre Completion Returns	is defined in clause 15.6.

Pre-Completion Transferring Employees

each of those employees employed by WRL or the Seller in connection with the Business as at the date of this agreement listed in Part A of Schedule 17 who remains employed by WRL or the Seller prior to a transfer contemplated by clause 7.2(a).

Properties	the Freehold Properties and State Leasehold Properties.

Property Leases	the real estate leases (and licences) listed in Part 3 of Schedule 11.

Related Body Corporate	has the meaning given in the Corporations Act.

Repayment Amount	**

**	**

Replacement Mining Services Contract	a contract or contracts that replace the Key Mining Services Contracts.

Royalty Agreement	**

Term	Meaning

Sale	the sale and purchase of the Sale Shares in accordance with clause 4.2.

Sale Shares	all of the issued share capital in Wesfarmers Curragh, as set out in Schedule 3.

Scheduled Completion Date

the last Business Day of the month in which the first Business Day following expiration of the Marketing Period occurs.

If the Scheduled Completion Date would otherwise fall on a Monday or a day on, or following a day on, which banks are not open for business in New York, the Scheduled Completion Date will be the following Business Day.

Security Interest	a security interest as defined in the PPSA.

Seller Group	the Seller and each of its Related Bodies Corporate (other than the Target Entities) and Seller Group Member means any member of the Seller Group.

Seller Group Representative or Adviser	any representative or adviser of any Seller Group Member and any Related Bodies Corporate of such representative or adviser (or any current or former director, officer or employee of any of them).

Seller Released Matters	has the meaning given in clause 12.9(b)(1).

Seller Trade Marks	the words, logos and marks listed in Schedule 14.

Seller’s Consolidated Group	the Consolidated Group of which the Seller and any of the Target Entities are members.

Seller’s Head Company	the Head Company of the Seller’s Consolidated Group.

Seller’s Report	as defined in Schedule 7.

Seller’s Tax Sharing Agreement	the Tax Sharing Agreement entered into by the Seller’s Head Company and each Target Entity dated 1 September 2007, as amended 23 September 2011 and 3 February 2014.

SGA	Superannuation Guarantee (Administration) Act 1992 (Cth).

Share Completion	completion of the sale and purchase of the Sale Shares under clause 4.2.

Share Purchase Price	$1.00.

Term	Meaning

Specified Executives	**

Stanwell	Stanwell Corporation Limited ABN 37 078 848 674.

**	**

**	**

**	**

**	**

State Leasehold Properties	the properties leased by or licenced to a Target Entity from the State of Queensland as listed in Part 2 of Schedule 11.

Straddle Returns	is defined in clause 15.6.

Target Entities	each of the entities listed in Schedule 3.

Target Working Capital Balance	is defined in Schedule 7.

Tax

any tax, levy, charge, impost, fee, deduction, goods and services tax, compulsory loan or withholding, that is assessed, levied, imposed or collected by any Governmental Agency and includes any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above but excludes Duty.

Tax Claim

any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action arising from a breach of a Tax Warranty, any Tax obligation given by a Buyer Entity under this agreement or which is the subject of the indemnity in clause 11.5.

Term	Meaning

Tax Costs	all costs, and expenses incurred in: 1 managing an inquiry in relation to a Tax Demand; or 2 conducting any Disputing Action in relation to a Tax Demand.

Tax Demand

1            a Demand or assessment from a Governmental Agency requiring the payment of any Tax or Duty;

2            any document received from a Governmental Agency administering any Tax or Duty assessing, imposing, claiming or indicating an intention to claim any Tax or Duty;

3            a notice to a contributing member of a Consolidated Group given under section 721-15(5) or (5A) of the ITAA 1997; or

4            lodgement of a tax return or a request for an amendment under a law about self-assessment of Tax.

Tax Funding Agreement

any agreement where a Target Entity may be required to pay an amount to the Seller’s Head Company to pay a Group Liability or to reimburse the Seller’s Head Company after payment of the Group Liability.

Tax Law	any law relating to either Tax or Duty as the context requires.

Tax Payor	is defined in clause 13.3.

Tax Relief	any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax or Duty under any law.

Tax Sharing Agreement	an agreement contemplated by section 721-25 of the ITAA 1997.

Tax Warranty	Warranty 17 in Schedule 4.

Tenements	the tenements described in Schedule 2.

**	**

Third Party	any person or entity (including a Governmental Agency) other than a Seller Group Member, a Buyer Group Member or a Target Entity.

Third Party Claim	any claim, Demand, legal proceedings or cause of action made or brought by a Third Party, other than a Tax Demand.

Term	Meaning

Third Party Intellectual Property	the: 1 the Intellectual Property Rights listed in Schedule 13; and 2 any other Intellectual Property Rights used by a Target Entity in the conduct of the Business that are owned by a Third Party.

Total Consideration	the Debt Purchase Price plus the Repayment Amount plus the Share Purchase Price.

Transaction Agreements	the following agreements: 1 this agreement; 2 the VSM Deed; and 3 the Transitional Services Agreement.

Transfer	the sale and transfer of the Existing WES Intercompany Loan Agreement and the Existing WES GSA in accordance with clause 4.4.

Transferring Employee

each of those employees employed by WRL or the Seller in connection with the Business as at the date of this agreement listed in Part B of Schedule 17 who remains employed by WRL or the Seller prior to a transfer contemplated by clause 7.2(b).

Transitional Services Agreement

the transitional services agreement between the Seller, Wesfarmers Curragh and the Buyer’s Guarantor substantially on the terms of the agreement outlined in Schedule 21 or such other terms as the parties may agree.

VSM Deed	a value share mechanism deed between the Seller and Wesfarmers Curragh substantially on the terms outlined in Schedule 20.

Warranties	the warranties in Schedule 4.

Wesfarmers Curragh	Wesfarmers Curragh Pty Ltd ACN 009 362 565.

Wesfarmers Guarantees

any guarantees, indemnities, charges or other securities given by a Seller Group Member to a Third Party to secure the performance of a Target Entity or required for the benefit of a Target Entity, excluding the Financial Assurances, Bank Guarantees and any related Security Interests.

Wesfarmers Guarantors	each of Curragh Queensland Mining Pty Ltd ACN 095 450 418 and Curragh Coal Sales Co. Pty. Ltd. ACN 010 459 220.

Term	Meaning

**	**

Wilful Misconduct	any act or omission which is known to be wrongful and in respect of which a reasonable person would understand that Loss will result from the act or omission.

WRL	Wesfarmers Resources Limited ACN 096 857 126.

1.2                                        Interpretation

In this agreement:

(a)                                          Headings and bold type are for convenience only and do not affect the interpretation of this agreement.

(b)                                          The singular includes the plural and the plural includes the singular.

(c)                                           Words of any gender include all genders.

(d)                                          Other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning.

(e)                                           An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency as well as an individual.

(f)                                            A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this agreement.

(g)                                           A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(h)                                          A reference to a document includes all amendments or supplements to, or replacements or novations of, that document.

(i)                                              A reference to a party to a document includes that party’s successors and permitted assignees.

(j)                                             A promise on the part of two or more persons binds them jointly and severally.

(k)                                          A reference to an agreement other than this agreement includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing.

(l)                                              A reference to liquidation or insolvency includes appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or any similar procedure or, where applicable, changes in the constitution of any partnership or person, or death.

(m)                                      No provision of this agreement will be construed adversely to a party because that party was responsible for the preparation of this agreement or that provision.

(n)                                          A reference to a body, other than a party to this agreement (including an institute, association or authority), whether statutory or not:

(1)                                          which ceases to exist; or

(2)                                          whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

(o)                                          If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.

(p)                                          A reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

(q)                                          If an act prescribed under this agreement to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day.

(r)                                             A reference to time is a reference to Brisbane time.

(s)                                            Where a matter or action is referred to as occurring before Completion, that shall be taken to mean before both Share Completion and Debt Completion.

(t)                                             Where a matter or action is referred to as occurring after Completion, that shall be taken to mean after both Share Completion and Debt Completion.

(u)                                          Where a matter or action is referred to as occurring at Completion, that shall be taken to mean at either Share Completion or at Debt Completion, as the context requires.

(v)                                          A reference to $ is to Australian currency unless denominated otherwise.

1.3                                        Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.4                                        Inclusive expressions

Specifying anything in this agreement after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

1.5                                        Agreement components

This agreement includes any schedule and any attachment.

2                                                  Conditions for Completion

2.1                                        Conditions precedent

Clauses 4, 5 (other than clauses 5.1, 5.2 and 5.4) and 6 do not become binding on the parties and are of no force or effect unless and until each of the following Conditions have been satisfied or waived in accordance with clause 2.4:

(a)                                          Foreign Investment Review Board approval:

(1)                                          the Buyer Entities have received a written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth), by or on behalf of the Treasurer of the Commonwealth of Australia stating or to the effect that the Commonwealth Government does not object to the transactions contemplated by this agreement, either unconditionally or on terms that do not impose unduly onerous obligations on the Buyer Entities; or

(2)                                          the Treasurer of the Commonwealth of Australia becomes precluded from making an order in relation to the subject matter of this agreement and the transactions contemplated by it under the Foreign Acquisitions and Takeovers Act 1975 (Cth); or

(3)                                          if an interim order is made under the Foreign Acquisitions and Takeovers Act 1975 (Cth) in respect of the transactions contemplated by this agreement, the subsequent period for making a final order prohibiting the transactions contemplated by this agreement elapses without a final order being made;

(b)                                          receiving the Stanwell Consent in a form reasonably acceptable to the Buyer and the Seller; and

(c)                                           receiving the Change of Control Consent in a form reasonably acceptable to the Buyer and the Seller.

2.2                                        Notice

Each party must promptly notify the others in writing if it becomes aware that any Condition in clause 2.1 has been satisfied or has become incapable of being satisfied.

2.3                                        Reasonable endeavours

(a)                                          The Buyer Entities must use all reasonable endeavours to ensure that the Condition in clauses 2.1(a) is satisfied as expeditiously as possible and in any event on or before the Cut Off Date.

(b)                                          The Buyer Entities and the Seller must use all reasonable endeavours to ensure that the Conditions in clauses 2.1(b) and 2.1(c) are satisfied as expeditiously as possible and in any event on or before the Cut Off Date.

(c)                                           The Buyer Entities must keep the Seller informed of the progress towards satisfaction of its obligations under clause 2.3(a).

(d)                                          The Buyer Entities and the Seller must keep each other informed of the progress towards satisfaction of its obligations under clause 2.3(b).

(e)                                           The Buyer Entities and the Seller must provide all reasonable assistance to the other as is necessary to satisfy the Conditions.

(f)                                            The Buyer Entities must, within 10 Business Days after the date of this agreement file all notices and applications for approval necessary to satisfy the Condition in clause 2.1(a) and must:

(1)                                          consult with, and provide information to, the Seller concerning any proposed approach by the Buyer Entities to a Governmental Agency or the content of any such application for approval and related material correspondence;

(2)                                          provide the Seller with a copy of any notices and applications for approval before lodgement; and

(3)                                          provide the Seller with a copy of any notices and applications promptly following lodgement.

The Seller must provide all information as may be reasonably requested by the Buyer Entity in connection with any notices and applications for approval under this clause 2.3(f).

(g)                                           Promptly after the date of this agreement, the Buyer and the Seller must meet to discuss and agree an approach for engaging with Stanwell in respect of obtaining the fulfilment of the Condition in clause 2.1(b), including to:

(1)                                          discuss the information which will be provided to Stanwell; and

(2)                                          the timing of the provision of all notices and information to Stanwell.

(h)                                          Without limiting any other obligations set out in this clause 2.3, to the extent reasonably considered by the Seller to be necessary or desirable in order to obtain the fulfilment of the Condition in clause 2.1(b), the Buyer Entities must:

(1)                                          provide all information reasonably required by Stanwell; and

(2)                                          provide in respect of the Stanwell Contracts, a parent company guarantee from the Buyer’s Guarantor.

(i)                                              Without limiting any other obligations set out in this clause 2.3, in respect of the fulfilment of the Conditions in clause 2.1(b) and 2.1(c), the Buyer Entities must:

(1)                                          consult with, and provide information to, the Seller concerning any proposed approach by the Buyer to Stanwell and Ergon and obtaining the Stanwell Consent and the Change of Control Consent (including all related material correspondence);

(2)                                          allow the Seller and its representatives the opportunity to be present at any meetings or other engagement with Stanwell or Ergon;

(3)                                          provide the Seller with a copy of any correspondence to Stanwell or Ergon for prior approval; and

(4)                                          provide the Seller with a copy of any correspondence from Stanwell or Ergon promptly following receipt.

(j)                                             Without limiting any other obligations set out in this clause 2.3, to the extent reasonably considered by the Seller to be necessary or desirable in order to obtain the fulfilment of the Condition in clause 2.1(c), the Buyer Entities must provide in respect of the contract the subject of the Condition, a deed of covenant in the form required by that contract.

(k)                                          Other than in respect of the Conditions in clauses 2.1(a) or 2.1(b) and clause 2.3(j), nothing in this clause 2.3 will require the Buyer to pay any money or provide other valuable consideration to or for the benefit of any person or otherwise take any action which, in the Buyer’s reasonable opinion, would or may impact adversely on or otherwise be contrary to the interests of the Buyer.

(l)                                              Nothing in this clause 2.3 will require the Seller to pay any money or provide other valuable consideration to or for the benefit of any person or otherwise take any action which, in the Seller’s reasonable opinion, would or may impact adversely on or otherwise be contrary to the interests of the Seller.

(m)                                      Promptly after the date of this agreement the parties will jointly approach the relevant Queensland Governmental Agencies including in respect of the replacement of the Financial Assurances and the Bank Guarantee Beneficiaries in respect of the replacement of the Bank Guarantees, and the Buyer and its representatives will be permitted to meet with those persons as reasonably required to discuss the replacement, provided it allows the Seller and its representatives the opportunity to be present at any meetings or other engagement with those persons.

2.4                                        Waiver

(a)                                          The Conditions in clause 2.1(a) and clause 2.1(b) are for the benefit of both the Seller and the Buyer and may only be waived by written agreement between the Seller and the Buyer.

(b)                                          The Condition in clause 2.1(c) is for the benefit of the Buyer only and may only be waived in writing by the Buyer.

2.5                                        Cut Off Date

If a Condition in clauses 2.1(a), 2.1(b) or 2.1(c) has not been satisfied or waived in accordance with clause 2.4 by the Cut Off Date, then the Buyer Entities or the Seller may, provided they have complied with their obligations under clause 2.3, terminate this agreement before Completion by not less than two Business Days’ written notice to the other parties.

2.6                                        No binding agreement for transfer

For the avoidance of doubt, nothing in this agreement requires the Seller to transfer the Sale Shares or assign the Existing WES Intercompany Loan Agreement and the Existing WES GSA, unless and until the Conditions have been satisfied or waived in accordance with clause 2.4 and the Buyer does not obtain any rights in relation to the Sale Shares (except to the extent set out in clause 5.1, 5.2 and 5.4) nor does the Assignee acquire any rights in relation to the Existing WES Intercompany Loan Agreement or the Existing WES GSA as a result of this agreement unless and until those Conditions have been satisfied or waived.

3                                                  Termination

3.1                                        Termination by the Buyer Entities

The Buyer Entities may terminate this agreement at any time before Completion by notice in writing to the Seller if:

(a)                                          a Material Adverse Change occurs;

(b)                                          an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of reconstruction or amalgamation) of the Seller or any Target Entity;

(c)                                           a receiver, receiver and manager, judicial manager, liquidator, administrator or like official is appointed over the whole or a substantial part of the undertaking or property of the Seller or any Target Entity; or

(d)                                          a holder of an Encumbrance takes possession of the whole or any substantial part of the undertaking and property of the Seller or any Target Entity.

3.2                                        Termination by the Seller

The Seller may terminate this agreement at any time before Completion by notice in writing to the Buyer Entities if:

(a)                                          an order is made or an effective resolution is passed for the winding up or dissolution without winding up (otherwise than for the purposes of reconstruction or amalgamation) of a Buyer Group Member;

(b)                                          a receiver, receiver and manager, judicial manager, liquidator, administrator or like official is appointed over the whole or a substantial part of the undertaking or property of a Buyer Group Member; or

(c)                                           a holder of an Encumbrance takes possession of the whole or any substantial part of the undertaking and property of a Buyer Group Member.

3.3                                        Effect of termination

If this agreement is terminated under clause 2.5, this clause 3, clause 9.3(b) or clause 21.10(c), then:

(a)                                          the parties will procure that each other Transaction Agreement (if permitted by the terms of that contract) that has already been executed is terminated in accordance with its terms;

(b)                                          each party is released from its obligations to further perform its obligations under the Transaction Agreements, except those expressed to survive termination;

(c)                                           each party retains the rights it has against the other in respect of any breach of this agreement occurring before termination;

(d)                                          the Buyer Entities and the Buyer’s Guarantor must return to the Seller all documents or information and other materials obtained from or on behalf of the Seller, any Target Entity or any of their advisers (other than a copy of the Transaction Agreements and the Confidentiality Agreements);

(e)                                           the rights and obligations of each party under each of the following clauses and schedules will continue independently from the other obligations of the parties and survive termination of this agreement:

(1)                                          clause 1 (Definitions and Interpretation);

(2)                                          clause 3 (Termination);

(3)                                          clause 12 (Qualifications and limitations of Claims);

(4)                                          clause 13 (Procedures for dealing with Claims);

(5)                                          clause 16 (Confidentiality and announcements);

(6)                                          clause 17 (Duties, costs and expenses);

(7)                                          clause 18 (GST);

(8)                                          clause 19 (Notices);

(9)                                          clause 20 (Guarantee by Buyer’s Guarantor); and

(10)                                   clause 21 (General); and

(f)                                            any indemnity under this agreement is independent and survives termination of this agreement.

3.4                                        No other right to terminate or rescind

No party may terminate or rescind this agreement (including on the grounds of any breach of Warranty or misrepresentation that occurs or becomes apparent before

Completion) except as permitted under clause 2.5, this clause 3, clause 9.3(b) or clause 21.10(c).

4                                                  Sale and purchase

4.1                                        Actions immediately prior to Completion

**

4.2                                        Sale Shares

On the day for Completion determined under clause 9.1, and with effect from Share Completion, the Seller must sell, and the Buyer must buy, the Sale Shares for the Share Purchase Price:

(a)                                          free and clear of all Encumbrances and Permitted Encumbrances; and

(b)                                          with all rights, including dividend and voting rights, attached or accrued to them on and from Share Completion,

subject to this agreement.

4.3                                        Share Purchase Price

(a)                                          The consideration for the sale of the Sale Shares is the payment by the Buyer of the Share Purchase Price.

(b)                                          The Share Purchase Price will be paid on Share Completion in accordance with clause 4.6.

4.4                                        Existing WES Intercompany Loan Agreement and Existing WES GSA

With effect from Debt Completion and on and subject to the terms of this agreement and the Deed of Assignment (Debt and Security):

(a)                                          the Seller agrees to sell and transfer, and the Assignee agrees to purchase and accept the transfer of, all of the Seller’s right, title and interest in the Existing WES Intercompany Loan Agreement and the Existing WES GSA free of Encumbrances and Permitted Encumbrances affecting the Seller’s right, title and interest for an amount equal to the Debt Purchase Price, it being acknowledged that such right title and interest will be transferred subject to the interests of the Debt Financing Parties; and

(b)                                          the Assignee agrees to assume and discharge all liabilities relating to the Existing WES Intercompany Loan Agreement and the Existing WES GSA arising on or after Debt Completion.

4.5                                        Debt Purchase Price

(a)                                          The consideration for the sale and transfer of all of the Seller’s right, title and interest in the Existing WES Intercompany Loan Agreement and the Existing WES GSA is the payment by the Assignee of the Debt Purchase Price.

(b)                                          The Debt Purchase Price will be paid as follows:

(1)                                          the Debt Completion Payment, payable by the Assignee on Debt Completion in accordance with clause 4.6 and clause 9;

(2)                                          the Adjustment Amount, if any, payable following finalisation of the Completion Accounts in accordance with clauses 10.2 and 10.3; and

(3)                                          any other adjustments to the Debt Purchase Price payable in accordance with this agreement.

4.6                                        Actions on Completion

(a)                                          On Share Completion the Buyer must pay the Share Purchase Price to the Seller.

(b)                                          On Debt Completion the Assignee must pay the Debt Completion Payment to the Seller.

(c)                                           All payments under this clause 4.6 must be made in Immediately Available Funds without counter-claim or set-off.

4.7                                        Title and risk in Sale Shares

Title to and risk in the Sale Shares passes to the Buyer on Share Completion.

5                                                  Period before Completion

5.1                                        Carrying on of business

Subject to clause 5.2, clause 5.4, clause 5.5 and clause 5.6, between the date of this agreement and the earlier of Completion and termination of this agreement, the Seller must:

(a)                                          ensure that the business of the Target Entities is conducted materially in the ordinary course and substantially consistent with past practice including in relation to the manner in which coal stock inventory is managed (and having regard to their obligations under law, and practices generally undertaken and observed by open-cut coal mine operators in the Queensland coal industry);

(b)                                          procure that no Target Entity:

(1)                                          buys back any of its shares;

(2)                                          issues any shares, options or securities that are convertible into shares in that Target Entity;

(3)                                          sells, leases, subleases or otherwise disposes of or agrees to dispose of or creates or agrees to create or permits to exist any Encumbrance over any material asset of a Target Entity (including any such asset required for the conduct of the Business or the operation of the Mine but excluding any residential property in the Blackwater region), other than in the ordinary course of business (and the ordinary course of business includes where an asset has reached its useful life, is being replaced or is part of a capital project);

(4)                                          in respect of the Tenements:

(A)                                        takes steps to surrender, cancel or transfer any Tenement (other than to the extent that the relevant part of the Tenement is required by the Mineral Resources Act 1989 (Qld) to be relinquished or surrendered);

(B)                                        assigns, transfers, Encumbers, declares itself a trustee of or otherwise deals with or disposes of a Tenement; or

(C)                                        fails to renew a Tenement or allows any to lapse;

(5)                                          enters into any joint venture, partnership, unincorporated association, alliance or similar arrangement with any person;

(6)                                          enters into any abnormal or unusual transaction which materially adversely affects the Business or a Target Entity;

(7)                                          enters into, amends or terminates a contract or commitment that will result in aggregate receipts or expenditure in excess of $30,000,000 in any calendar year, other than for any coal sale or marketing agreement, Material Contract, Replacement Coal Handling Agreement, Replacement Mining Services Contract, Enterprise Agreement or Plan of Operations;

(8)                                          enters into an agreement that contains an obligation on a Target Entity that materially limits or purports to materially limit the ability of the Target Entity to compete in any line of business or in any geographic area;

(9)                                          enters into any agreement with a Related Body Corporate;

(10)                                   amends terms of a material engagement of, or terminates the employment or encourages the resignation of, any employee of a Target Entity on total salary of over $300,000 per annum (excluding any summary dismissal or other dismissal for cause) or agrees to hire any employee, agent or contractor on total salary of over $300,000 per annum, or enters into, amends the terms of or terminates any agreement, arrangement or understanding in respect of enterprise agreements related to employees of a Target Entity, other than for the Enterprise Agreement;

(11)                                   sells, leases, subleases or otherwise disposes of or agrees to dispose of or creates or agrees to or permits to exist any Encumbrance over any real property other than a sale, lease, sublease or disposal of any residential property in the Blackwater region;

(12)                                   enter into any new bank facilities or other financing agreement;

(13)                                   enter into any guarantee or indemnity on behalf of any person other than a Target Entity or provide security for the obligations of any person other than a Target Entity, except as disclosed in the Disclosure Material or which will be released on or prior to Completion;

(14)                                   pays, authorises the payment of or agrees or commits to pay any bonuses or other incentives to any employee, agent or contractor of the Business other than under an arrangement in place prior to the execution of this agreement;

(15)                                   alters its constitution;

(16)                                   changes any accounting method, practice or principle used by it; or

(17)                                   amend the Existing WES Intercompany Loan Agreement or the Existing WES GSA or repay any amount owing under the Existing WES Intercompany Loan Agreement, except as contemplated by this agreement, or authorise, or agree conditionally or otherwise to do, any of the things referred to in this clause 5.1(b);

(c)                                           ensure that the Financial Assurances are maintained (and, if necessary, increased) in accordance with the Environmental Protection Act 1994 (Qld), Environmental Protection Regulation 2008 (Qld), Mineral Resources Act 1989 (Qld) and the Mineral and Energy Resources (Common Provisions) Act 2014 (Qld); and

(d)                                          promptly notify the Buyer in the event that a Target Entity becomes aware of a material breach of an agreement which is material to the operation of the Business or any claim, proceeding or investigation which is material to the operation of the Business.

5.2                                        Material Contracts and proposed actions

(a)                                          Between the date of this agreement and the earlier of Completion and termination of this agreement, the Seller must procure Wesfarmers Curragh to, no less than once per month, provide the Buyer with reasonable details about:

(1)                                          the progress of the tender for the Replacement Mining Services Contract;

(2)                                          the progress of the negotiations for the new Enterprise Agreement; and

(3)                                          any proposed amendments to the Plan of Operations.

(b)                                          If during the date of this agreement and the earlier of Completion and termination of this agreement Wesfarmers Curragh intends to:

(1)                                          vary, amend or change a Material Contract;

(2)                                          commence an employee voting process for the new Enterprise Agreement;

(3)                                          extend the term of a Key Mining Services Contract or enter into the Replacement Mining Services Contract;

(4)                                          enter into the Replacement Coal Handling Agreement;

(5)                                          enter into a Material Coal Contract; or

(6)                                          amend the Plan of Operations,

the Seller must procure Wesfarmers Curragh to:

(7)                                          provide the Buyer with all information reasonably required by the Buyer to assess Wesfarmers Curragh’s proposed action; and

(8)                                          reasonably consider (and, to the extent reasonable, adopt) any comments provided by the Buyer in connection with Wesfarmers Curragh’s proposed action. If the Buyer does not provide any comments within five days of the provision of information under clause 5.2(b)(7), the Buyer will be deemed not to have provided any comments.

(c)                                           Nothing in this clause 5.2 requires the Seller or Wesfarmers Curragh to do anything which would be a breach of any legal or contractual obligation.

5.3                                        Pre Completion Dividend or Distribution

Before Completion but after the Buyer’s nominated directors have been appointed to the board of Wesfarmers Curragh, the Seller is entitled to, and the Buyer must procure the payment (without set off, deduction or condition) to the Seller of, a Pre Completion Dividend(s) or Distribution(s) in the amount and on such date as is nominated by the Seller from time to time. The Buyer must (and must procure that any other Buyer Group Member) does all things necessary to procure the payment of a Pre Completion Dividend(s) or Distribution(s) in accordance with this clause 5.3.

5.4                                        Permitted acts

Nothing in clause 5.1 or clause 5.2 restricts a Seller Group Member or any Target Entity from doing any of the following permitted actions:

(a)                                          Transaction Agreements: that is contemplated in (or is necessary to comply with) any Transaction Agreement (including Schedule 8) or the Disclosure Materials (including any contractual obligations);

(b)                                          emergencies: to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);

(c)                                           legal obligations: that is necessary for a Target Entity to meet its legal obligations; or

(d)                                          Buyer approval: approved by a Buyer Entity in writing, such approval not to be unreasonably withheld or delayed.

5.5                                        Intra-group loans

(a)                                          Before Completion, the Seller must:

(1)                                          identify all existing loans between a Seller Group Member and a Target Entity; and

(2)                                          other than in respect of the loans under the Existing WES Intercompany Loan Agreement or the New WES Intercompany Loan

Agreement, procure that all payments are made and such other actions are taken as may be necessary to ensure the payment in full, forgiveness or elimination of loan balances between any Seller Group Members (on the one hand) and any Target Entities (on the other hand).

(b)                                          Nothing in clause 5.5(a)(2) requires the Seller to pay in full or eliminate any trading debts which exist between a Seller Group Member and a Target Entity and were incurred in the ordinary course of business. Following Completion, the Buyer must procure any Target Entity to pay any trading debt which exists between a Seller Group and that Target Entity and which was incurred in the ordinary course of business, such payment to be made in accordance with the normal terms of trade that applied as between the Seller Group Member and the Target Entity prior to Completion.

5.6                                        Wesfarmers Guarantees

(a)                                          If a Seller Group Member has not been released from a Wesfarmers Guarantee disclosed in the Disclosure Material by Completion, then:

(1)                                          the Buyer Entities must continue to take all reasonable steps to release each Seller Group Member from any actual, contingent or accrued liabilities under each Wesfarmers Guarantee until they have all been released; and

(2)                                          the Buyer Entities and the Buyer’s Guarantor must pay the Seller, and must indemnify the Seller against, an amount equal to any Loss that the Seller Group Member pays, suffers, incurs or is liable for under or in relation to that Wesfarmers Guarantee after Completion.

(b)                                          To the extent necessary or desirable to comply with the requirements of a contract or arrangement of a Target Entity because of the Sale, the Buyer Entities must provide (at the Seller’s request) any new guarantee or security or increased guarantee or security in connection with that contract or arrangement, effective from Completion, on terms:

(1)                                          the same or substantially the same as the terms of the existing guarantee or security; or

(2)                                          to the extent of any new guarantee or security or any increased amount of any existing guarantee or security, in accordance with the terms of the contract or arrangement.

5.7                                        Target Entity a member of a Consolidated Group

If any Target Entity is, or will be, a member of the Seller’s Consolidated Group with effect from a date prior to Completion, the Seller must:

(a)                                          not less than seven Business Days before Completion (or other agreed date) notify or procure that the Seller’s Head Company notify the Buyer of any elections or choices made, or to be made, in forming the Seller’s Consolidated Group that the Seller reasonably considers will, or might reasonably be expected to, impact on the Tax position of that Target Entity or the Buyer’s Consolidated Group;

(b)                                          at least five Business Days prior to Completion, enter, or procure that the Seller’s Head Company enters into, a Tax Sharing Agreement with each Target Entity that covers all Group Liabilities of the Seller’s Consolidated Group which fall due after execution of that agreement. The parties acknowledge that, as at the date of this agreement, the Target Entities are already parties to a Tax Sharing Agreement with the Seller’s Head Company;

(c)                                           at least five Business Days prior to Completion, provide the Buyer with a copy of the Tax Sharing Agreement entered into between the Seller and the Target Entities;

(d)                                          at least five Business Days prior to Completion, provide the Buyer with a draft calculation of the Exit Payment for each Target Entity, for the Buyer’s review (and the Buyer must provide any comments to the Seller within two Business Days);

(e)                                           procure that each Target Entity pay the relevant Exit Payments to the Seller at least one Business Day prior to Completion; and

(f)                                            if required by the Buyer, procure that, before Completion, the Seller releases each Target Entity from its obligations under the Tax Sharing Agreement or under any Tax Funding Agreement entered into by that Target Entity.

5.8                                        Access to business

(a)                                          Subject to clause 5.8(b), clause 5.8(d) and clause 16.2 and provided the Buyer Entities and their representatives strictly comply with any safety or other site requirement, prior to the earlier of Completion and any termination of this agreement, the Seller will allow a reasonable number of persons authorised by the Buyer Entities reasonable access during normal business hours and on reasonable notice:

(1)                                          to inspect the premises of the Target Entities (to the extent the Seller is legally able to); and

(2)                                          to meet with senior management of the Target Entities and accounting personnel of the Target Entities and the Seller Group,

for the purpose of planning the integration of the Target Entities with the Buyer Group following Completion.

(b)                                          Access to the Curragh Mine in accordance with clause 5.8(a)(1) and to the senior management of the Target Entities in accordance with clause 5.8(a)(2) is in each case subject to the Seller receiving written notice from a Buyer Entity at least three Business Days (or as otherwise agreed) in advance of the requested access.

(c)                                           Subject to compliance with clauses 5.8(a), 5.8(b) and 5.8(d), during a visit to the Target Entities’ premises a Buyer Entity may, with the Seller’s prior consent, make copies of material examined and consult with employees of the Target Entities.

(d)                                          The Buyer Entities and each member of the Buyer Group and their respective representatives must not (prior to Completion):

(1)                                          cause material disruption to, or have a material adverse effect on, the day to day conduct of the Business;

(2)                                          give any direction to or seek to influence any employee of a Target Entity;

(3)                                          directly or indirectly offer any employment or other contract to any employee or contractor of a Target Entity;

(4)                                          cause or encourage any employee of a Target Entity to leave their employment;

(5)                                          other than as required by clause 2, contact a contractor or supplier of a Target Entity except with the prior written consent of the Seller (acting reasonably); or

(6)                                          other than as required by clause 2, contact any Governmental Agency in connection with the Curragh Mine or any Transaction Agreement.

(e)                                           Subject to the other provisions of this agreement, the parties acknowledge that this clause 5.8 does not impose any obligation on the Seller to conduct the Business in accordance with any direction or representation made by the Buyer and the parties acknowledge their obligations under the Competition and Consumer Act 2010 (Cth) and all applicable laws (including all other applicable competition or anti-trust laws).

5.9                                        Information rights

The Seller must, between the date of this agreement and the earlier of Completion and termination of this agreement:

(a)                                          promptly notify the Buyer Entities (including reasonable details) of any significant environmental, safety or community incident, including by providing copies of any notice, direction or other significant communication received from a Government Agency in relation to the Curragh Mine; and

(b)                                          promptly notify the Buyer Entities in the event that there is a significant disruption, interference or suspension of mine development, coal mining, coal washing, train loading or port operations.

5.10                                 Co-operation with debt financing

(a)                                          In the period between the date of this agreement and the earlier of Completion and termination of this agreement the Seller shall, and shall cause each of the Target Entities to, use its reasonable endeavours to cause its and their respective officers, directors, employees, attorneys, auditors and other representatives to, use reasonable endeavours to provide all reasonable and customary co-operation to the Buyer in connection with the arrangement of the Debt Financing or any replacement thereof where reasonably requested by the Buyer as follows:

(1)                                          providing the Buyer and the Finance Related Parties with the Pre Completion Financial Statements by the dates set out in Schedule 19 and other pertinent historical financial information relating solely to the Business and customarily included in information memoranda for financings of the type contemplated by the Debt Commitment Letter, including information required to prepare pro forma financial statements as Buyer may reasonably request;

(2)                                          providing such information and assistance as the Buyer and the Finance Related Parties may reasonably request in connection with preparing bank information memoranda, lender presentations, rating agency presentations, reasonable due diligence information and other marketing materials customarily used to arrange financing of a type similar to the Debt Financing;

(3)                                          causing such senior executives as approved by the Seller to attend a reasonable number of meetings by phone, conference calls, presentations, and due diligence sessions with arrangers, rating agencies and prospective lenders and investors, and other marketing activities, in each case that are customary for financings of a type similar to the Debt Financing; and

(4)                                          facilitating the creation and perfection of security interests in collateral in connection with the Debt Financing provided that such security interests are not effective prior to Completion.

Notwithstanding anything to the contrary in this clause 5.10, nothing in this clause 5.10 shall (i) require cooperation to the extent it would interfere unreasonably with the business or operations of the Target Entities or any Seller Group Member, (ii) require any Seller Group Member or any Target Entity to incur any cost or expense (other than where the Buyer pays such cost or expense), (iii) prior to Completion, require the Target Entities to pay any commitment or other similar fee or incur or become subject to any other liability or obligation, or agree to provide any indemnity, in connection with the Debt Financing, (iv) require the Target Entities or any of their directors, officers or employees to give any indemnities or incur any liabilities in connection with the Debt Financing that are effective prior to Completion, (v) require any Seller Group Member or any Target Entity to provide any information that it does not have access to, (vi) require any Seller Group Member or any Target Entity to waive any legal professional privilege or permit disclosure of commercially sensitive information, (vii) require any Seller Group Member or any Target Entity to provide information which would cause any Seller Group Member to be in breach of an obligation of confidentiality to any person or which information concerns the consideration of the sale of the Curragh Mine (including any actual or potential competing proposal), (viii) require any Seller Group Member to pay any commitment or other similar fee or incur or become subject to any other liability or obligation, or agree to provide any indemnity, in connection with the Debt Financing, or (ix) require any Seller Group Member or any of their directors, officers or employees to give any indemnities in connection with the Debt Financing.

(b)                                          The Buyer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing and Equity Financing on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letter, including using commercially reasonable endeavours to:

(1)                                          maintain in effect the Debt Commitment Letter until the transactions contemplated by this agreement are consummated;

(2)                                          satisfy on a timely basis all conditions and covenants applicable to the Buyer and its Related Bodies Corporate in the Debt Commitment Letter;

(3)                                          negotiate and enter into definitive agreements with respect to the Debt Financing and the Equity Financing on the terms and conditions (including the flex provisions) contemplated by the Debt Commitment Letter (or other terms which do not materially and adversely affect the availability of funds sufficient to pay the Debt Purchase Price by Completion); and

(4)                                          upon satisfaction of the conditions contained in the Debt Commitment Letter, consummate the Debt Financing and the Equity Financing (as defined in the Debt Commitment Letter) at or prior to Completion.

(c)                                           Notwithstanding clause 5.10(b), the Buyer may amend, modify, supplement, replace or waive any provision of the Debt Commitment Letters provided that such amendment, modification, supplement or waiver would not reasonably be expected to have the effect of:

(1)                                          making the funding of the Debt Financing or Equity Financing less likely to occur;

(2)                                          amending, modifying, supplementing or waiving the conditions or contingencies to the Debt Financing or Equity Financing in a manner materially adverse to the Seller; or

(3)                                          materially delaying or preventing Completion or otherwise materially adversely affecting the Seller.

5.11                                 Financial assistance whitewash

The Seller and the Buyer will take such steps, and procure the passing of such resolutions before Completion within their respective control (including by directors or shareholders of relevant Target Entities and the Buyer (as applicable)), and the lodgement of such documents with ASIC (including the lodgement of all ASIC forms required under section 260B(6) at least 14 days before the Scheduled Completion Date), in order to approve the transactions contemplated by this agreement and the giving of financial assistance (including the Debt Financing and the Debt Financing Documents) for the purposes of section 260A(1)(b) of the Corporations Act and:

(a)                                          the Seller will procure that Wesfarmers Curragh provides the Buyer with the proposed notice of meeting and any other document that will accompany the notice of meeting to be sent to the direct shareholders in each Target Entity for the purpose of approving the financial assistance before those documents are lodged with ASIC under section 260B(5) of the Corporations Act;

(b)                                          the Buyer will provide the Seller with the proposed notice of meeting and any other document that will accompany the notice of meeting to be sent to the shareholders of the Buyer for the purpose of approving the financial assistance before the document is lodged with ASIC under section 260B(5) of the Corporations Act; and

(c)                                           subject to clause 5.11(d), each of the Buyer and Seller will reasonably consider (and, to the extent reasonable, adopt) any comments provided by the other in connection with the resolutions to approve the financial assistance (and if the Buyer or Seller does not provide any comments within five days of the provision of such information they will be deemed not to have provided any comments); and

(d)                                          notwithstanding clause 5.11(c), each of the Buyer and the Seller acknoweldge that any resolutions or other documents to be lodged with ASIC in connection with the approval for the purposes of section 260A(1)(b) of the Corporations Act contemplated by this clause 5.11 will need to be reviewed by, and in a form and substance satisfactory to, the Debt Financing Parties (acting reasonably).

5.12                                 Notification of change of control

To the extent necessary or desirable to comply with the requirements of a contract or arrangement of a Target Entity because of the Sale, the Seller must give or procure the giving of any notice or request for consent required in accordance with the requirements of that contract or arrangement.

5.13                                 VSM Deed

(a)                                          Before Share Sale Completion but after the Buyer’s nominated directors have been appointed to the board of Wesfarmers Curragh, the Seller and Wesfarmers Curragh must enter into the VSM Deed.

(b)                                          Prior to Completion, the Seller may not amend the terms of the VSM Deed without the agreement of the Buyer.

(c)                                           From Completion, the Buyer Entities must procure that Wesfarmers Curragh at all times complies with the terms of the VSM Deed.

(d)                                          No Buyer Group Member may undertake any act or omit to do anything which would cause a breach of the VSM Deed.

5.14                                 Transitional Services Agreement

Promptly after the date of execution the Seller and Buyer will enter into good faith negotiations with a view to entering into the Transitional Services Agreement before Completion.

5.15                                 United States Tax filing

**

6                                                  IT Licences

6.1                                        Transfer

(a)                                          The Seller must use all reasonable endeavours to, in respect of the IT Licences:

(1)                                          novate to a Target Entity before Completion the rights and obligations under the IT Licences to the extent those rights and obligations relate to the supply of services under those agreements to the Business; or

(2)                                          assign to a Target Entity before Completion the rights under the IT Licences to the extent those rights relate to the supply of services under those agreements to the Business, and to procure that:

(3)                                          the Seller (and each other Seller Group Entity) is released from any obligations and liabilities arising under those agreements (whether due to be performed before, on or after Completion); and

(4)                                          the novation or assignment takes effect at or before Completion.

(b)                                          If a Third Party consent is required for a novation or assignment contemplated by clause 6.1(a), the Seller, Buyer Entities and the Target Entities must use all reasonable endeavours to obtain that consent as soon as practicable before Completion.

(c)                                           Where an assignment or novation required under clause 6.1(a) has not occurred at or by Completion, the Seller and the Buyer Entities must use all reasonable endeavours to ensure that novation or assignment occurs in accordance with this agreement as soon as practicable after Completion. Except where the Seller has not discharged its obligations under clause 6.1(a), clause 6.1(b) or clause 6.2, the Buyer Entities will not be entitled to make any Claim in respect of the failure to novate or assign in accordance with clause 6.1(a).

(d)                                          Nothing in this clause 6.1 requires the Seller to make any payment, provide other valuable consideration or take any action contrary to the reasonable interests of the Seller to procure a novation or assignment.

(e)                                           The obligation in this clause 6.1 for the Buyer Entities to use all reasonable endeavours includes the Buyer Entities paying the reasonable costs and expenses incurred or charged by Third Parties in relation to the novation of rights and obligations or assignment of rights under the IT Licences.

(f)                                            Any novation or assignment under this clause 6.1 must be substantially in the form approved by the Seller (acting reasonably).

6.2                                        Obligations pending transfer

(a)                                          If an assignment or novation required under clause 6.1 has not occurred by Completion, then after Completion and until such novation or assignment has occurred:

(1)                                          to the extent it lawfully can, the Seller must permit the Buyer to exercise and have the benefit of the Seller’s rights under the IT Licences from Completion, to the extent that those rights relate to the Business; and

(2)                                          the Buyer must, to the extent it lawfully can, perform the non-personal obligations of the Seller under the IT Licences from Completion, to the extent that those non-personal obligations relate to the Business.

(b)                                          Nothing in this agreement is to be construed as an attempt to assign the benefit of any contract that by its terms or by law is not assignable without a Third Party consent, unless such consent has been given.

6.3                                        Buyer indemnity in respect of the IT Licences

With effect from Completion, the Buyer Entities indemnify each Seller Group Member and must keep each Seller Group Member indemnified against any Loss which the Seller Group Member may pay, suffer, incur or be liable for as a result of or in connection with:

(a)                                          any obligations, Claims and Losses in respect of the IT Licences (whether relating to the period before, on or after Completion); or

(b)                                          any breach by the Buyer of clause 6.2(a)(2).

6.4                                        Warranty in respect of IT Licences

To the extent an assignment or novation is effected under clause 6.1, the Warranty in clauses 6.1, 6.2, 6.3 and 6.4 of Schedule 4 is deemed to be given in respect of the IT Licences the subject of that assignment or novation.

7                                                  Employees

7.1                                        Existing Employees

(a)                                          Subject to clause 7.1(b), the Buyer will procure that those Target Entities which employ Existing Employees will, on and from Completion, comply in comparable respects with the terms of the existing contracts of employment pursuant to which the Existing Employees are employed at the time immediately before Completion.

(b)                                          To the extent that any terms of an existing contract of any Existing Employee are conditional upon a Target Entity being a member of the Seller Group, the Buyer will make available alternative or different terms to the relevant Existing Employee, provided that the terms, considered on an overall basis, remain no less favourable than the terms of the existing contract of employment.

7.2                                        Employees

(a)                                          The Seller must use reasonable endeavours to procure that Pre-Completion Transferring Employees become employed by a Target Entity before Completion. If Pre-Completion Transferring Employees do not become employed by a Target Entity before Completion, liability for any such employees will remain with the Seller.

(b)                                          The Seller and the Buyer must work cooperatively to enable offers of employment to be made to the Transferring Employees by a Target Entity (on behalf of the Buyer) or by an alternative entity identified by the Buyer, as soon as possible after the date of this agreement (but in no event later than 21 days prior to Completion):

(1)                                          for a position that is at least comparable or substantially similar to the existing position of the Transferring Employee commencing on Completion;

(2)                                          on terms and conditions of employment (including superannuation and incentives) that are substantially similar to, and, considered on an overall basis, no less favourable than the existing terms and conditions of employment of the Transferring Employee; and

(3)                                          that states, and ensures that any contract arising from acceptance of the offer provides, that:

(A)                                        the offer is conditional on Completion and on the resignation of the Transferring Employee from his or her existing position with WRL or the Seller (as applicable);

(B)                                        employment commences on Completion; and

(C)                                        the prior service of the Transferring Employee with any Target Entity or Seller Group Member will be recognised for the purposes of all service related entitlements, including the

Leave Benefits to be paid or provided and any redundancy payment that may be made after Completion,

(D)                                        the Transferring Employee must inform the Seller of his or her acceptance within 14 days after the date of the offer and that the offer will lapse if it has not been accepted by the Transferring Employee by the end of such 14 day period; and

(E)                                         the offer is conditional on the Transferring Employee remaining an employee of WRL or the Seller, and no notice of termination of employment having been given in respect of the Transferring Employee’s employment (other than pursuant to this agreement), immediately prior to Completion.

and the Seller and the Buyer must each use reasonable endeavours to encourage the Transferring Employees to accept the offers of employment referred to in this clause 7.2(a) and (b).

(c)                                           The Seller must inform the Buyer of which Transferring Employees have accepted the offer referred to in clause 7.2(b) within 17 days after the date of the offer.

(d)                                          The Seller agrees to pay to, or in respect of, each Pre-Completion Transferring Employee and to, or in respect of, each Transferring Employee who accepts employment with a Target Entity in accordance with clause 7.2(b):

(1)                                          all amounts to which that employee is entitled including wages, salary, allowances, superannuation contributions and commissions accrued or arising up to and including the day of Completion (whether arising by law or under any agreement or instrument) in relation to their employment before Completion; and

(2)                                          to the extent it has not already done so, all bonus payments which have fallen due for payment before the Completion Date,

but nothing in this clause places any obligation on the Seller to make, or to procure the making of, any payment of the Employee Entitlements of any Pre- Completion Transferring Employee or any Transferring Employee who commences employment with such Target Entity prior to or as of Completion.

7.3                                        Payment and indemnity

The Buyer and the Buyer’s Guarantor must indemnify each Seller Group Member against any Loss suffered or incurred by it:

(a)                                          for Leave Benefits due to or accrued by an Employee after the Completion Date (including, for the avoidance of doubt, any Leave Benefits attributable to service by the Employee with the relevant Target Entity or Seller Group Member and any predecessor of the Target Entity or relevant Seller Group Member up to the Completion Date); and

(b)                                          arising from any Claim by an Employee that is based on any event occurring on or after Completion.

7.4                                        Seller Indemnity

The Seller acknowledges and agrees that it remains liable for, and indemnifies the Buyer against, any Claim made against the Buyer or a Target Entity by a Transferring Employee who does not accept an offer of employment with a Target Entity for such Transferring

Employee’s Leave Benefits or in respect of the termination of his or her employment by WRL or the Seller.

7.5                                        Employment Records

At Completion, the Seller must give the Buyer complete and accurate written details of the Transferring Employee’s Leave Benefits and length of service as at the Completion Date.

7.6                                        No solicitation of employees

During the period of 12 months from Completion, the Seller must not, and must procure that each Seller Group Member does not, without the prior written consent of the Buyer, solicit, canvass, induce or encourage any Employee or contractor of a Target Entity or Buyer Group Member to leave their employment or engagement with the Target Entity or Buyer Group Member. This restriction does not apply where such an Employee responds to an advertisement published by a Seller Group Member that is targeted to a wide audience of potential applicants.

8                                                  Superannuation

8.1                                        Buyer’s Fund

(a)                                          Subject to any choice of fund election made by an Existing Member in accordance with relevant law, within three months (or any longer period agreed between the Buyer and the Seller) after Completion, the Buyer must ensure that the Buyer’s Fund replaces the Wesfarmers’ Fund as the default superannuation fund pursuant to the SGA in respect of the Existing Members, with effect on and from Completion.

(b)                                          For the purposes of clause 8.1(a), membership of the Buyer’s Fund for each Existing Member (in respect of the period after Completion) must be on terms and conditions so as to provide benefits which, in aggregate, are no less favourable than those provided in respect of the Existing Member under the governing rules of the Wesfarmers’ Fund in force immediately before Completion.

8.2                                        Buyer’s undertakings

(a)                                          The Buyer must provide, and must use all reasonable endeavours to ensure that the trustee of the Buyer’s Fund provides, to the Seller and the trustee of the Wesfarmers’ Fund any information reasonably required by them in connection with this clause 8.

(b)                                          The Buyer must use all reasonable endeavours to ensure that the governing rules of the Buyer’s Fund are amended to the extent necessary to give effect to this clause 8.

9                                                  Completion

9.1                                        Time and Place

(a)                                          Subject to clause 2, Completion must take place at the office of Herbert Smith Freehills at Level 31, 480 Queen Street, Brisbane, Queensland, at 10am on the Scheduled Completion Date, or such other place, time and date as the Seller and Buyer agree.

(b)                                          The parties acknowledge and agree that Share Completion and Debt Completion are to take place on the same date.

9.2                                        Completion

(a)                                          On or before Completion (as specified in Schedule 6), each party must carry out the Completion Steps referable to it in accordance with Schedule 6.

(b)                                          Completion is taken to have occurred when each party has performed all its obligations under this clause 9.2 and Schedule 6.

9.3                                        Notice to complete

(a)                                          If the Seller or a Buyer Entity (Defaulting Party) fails to satisfy its obligations under clause 9.2 and Schedule 6 on the day and at the place and time for Completion determined under clause 9.1, then the Seller (in the case of a default by a Buyer Entity) or the Buyer Entities (in the case of a default by the Seller) (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 10 Business Days from the date of the notice and declaring time to be of the essence.

(b)                                          If the Defaulting Party fails to satisfy those obligations within those 10 Business Days the Notifying Party may, without limitation to any other rights it may have, terminate this agreement by giving written notice to the Defaulting Party.

9.4                                        Completion timing

(a)                                          Subject to clause 9.4(b), the actions to take place as contemplated by clauses 4.1, 4.2, 4.4, 4.6 and 9.2 and Schedule 6 must take place on the same Business Day and in the order specified in Schedule 6. If one action does not take place, then without prejudice to any rights available to any party as a consequence:

(1)                                          there is no obligation on any party to undertake or perform any of the other actions;

(2)                                          to the extent that such actions have already been undertaken, the parties must do everything reasonably required to reverse those actions; and

(3)                                          the Seller and the Buyer Entities must each return to the other all documents delivered to it under clause 9.2(a) and Schedule 6 and must each repay to the other all payments received by it under clauses 4.1, 4.2, 4.4, 4.6 and 9.2(a) and Schedule 6, without prejudice to any other rights any party may have in respect of that failure.

(b)                                          The Buyer Entities may, in their sole discretion, waive any or all of the actions that the Seller is required to perform under clause 2.1 of Schedule 6 and the

Seller may, in its sole discretion, waive any or all of the actions that the Buyer Entities are required to perform under clause 2.2 of Schedule 6.

(c)                                           For the avoidance of doubt, Share Completion must occur prior to Debt Completion.

(d)                                          Without prejudice to clause 9.4(a)(2), if Completion does not occur as contemplated by that clause, and the Buyer’s nominated directors have been appointed to the board of Wesfarmers Curragh, the Buyer must procure that those directors resign from the board of Wesfarmers Curragh as directed by the Seller.

10                                           Completion Accounts

10.1                                 Preparation of Completion Accounts

Following Completion the Seller and the Assignee must procure that the Completion Accounts are prepared and finalised in accordance with Schedule 7 and Schedule 8.

10.2                                 Debt Purchase Price adjustments following Completion Accounts

If the Adjustment Amount:

(a)                                          is less than zero (being a negative amount), the Seller must pay the Adjustment Amount to the Assignee, as an adjustment to the Debt Purchase Price;

(b)                                          is more than zero (being a positive amount), the Assignee must pay the Adjustment Amount to the Seller, as an adjustment to the Debt Purchase Price; or

(c)                                           is zero, no adjustment to the Debt Purchase Price will be made under this clause 10.2.

10.3                                 Payment of adjustments

(a)                                          A party required to make a payment to another party under this clause 10 must make the payment in Immediately Available Funds without counter-claim or set-off within five Business Days after the finalisation of the Completion Accounts or Expert’s Report as applicable.

(b)                                          All amounts payable by a party under clause 10.2 will accrue interest on a daily basis at the Interest Rate from and including the Completion Date to and including the earlier of the date of payment or five Business Days after the finalisation of the Completion Accounts or Expert’s Report as applicable (Last Payment Date). If any amount remains unpaid on or after the Last Payment Date, interest under clause 21.19 will apply from and including the Last Payment Date until the date of payment with respect to that amount.

11                                           Warranties and indemnity

11.1                                 Warranties by the Seller

Subject to the qualifications and limitations in clause 12, the Seller gives the Warranties in favour of the Buyer Entities:

(a)                                          in respect of each Warranty that is expressed to be given on a particular date, on that date; and

(b)                                          in respect of each other Warranty, immediately before Completion.

11.2                                 Independent Warranties

Each of the Warranties:

(a)                                          remains in full force and effect after Completion; and

(b)                                          is to be construed independently of the others and is not limited by reference to any other Warranty.

11.3                                 Reliance

The Seller acknowledges that the Buyer Entities have entered into this agreement and will complete this agreement in reliance on the Warranties.

11.4                                 Indemnity for breach of Warranty

The Seller indemnifies the Buyer Entities against any Loss suffered or incurred by the Buyer Entities as a result of a breach of a Warranty, except to the extent that the Warranty or the Seller’s liability for the Loss are limited or qualified under clause 12, and this will be the sole remedy of the Buyer Entities in respect of any such breach. The Loss compensated through the indemnity under this clause 11.4 will be such as to put the Buyer Entities in the position they would have been in had the relevant Warranty not been breached.

11.5                                 Tax indemnity

Subject to clause 17, the Seller indemnifies the Buyer Entities and each Target Entity against, and must pay the Buyer Entities or the Target Entities the amount of, any:

(a)                                          Tax or Duty payable by a Target Entity to the extent that Tax or Duty relates to any period, or part period, prior to Completion;

(b)                                          Tax Costs incurred by or on behalf of a Target Entity to the extent those Tax Costs arise from or relate to any of the matters for which the Seller may be liable under clause 11.5(a); and

(c)                                           Tax payable by a Target Entity under the Seller’s Tax Sharing Agreement or as a result of the Seller’s Tax Sharing Agreement not satisfying the requirements of section 721-25 of the ITAA 1997, except to the extent that:

(d)                                          the Seller’s liability for the Tax or Duty is limited or qualified under clauses 12.4, 12.6, 12.7, 12.8, 12.9, 12.10(j), 12.12 or 12.13;

(e)                                           the Claim results from an act of a Buyer Group Member in circumstances which breach clause 13.3(a) or clause 13.3(e); or

(f)                                            the amount is in relation to Tax and is provided for in a Completion Working Capital Balance, but only to the extent of the relevant amount provided.

12                                           Qualifications and limitations on Claims

12.1                                 Disclosure

(a)                                          The Buyer Entities and the Buyer’s Guarantor each acknowledge and agree that the Seller has disclosed or is deemed to have disclosed against the Warranties (other than the Tax Warranties), and each of the Buyer Entities and the Buyer’s Guarantor are aware of, and will be treated as having actual knowledge of, all facts, matters and circumstances that:

(1)                                          are provided for or described in any Transaction Agreement;

(2)                                          are fairly disclosed in, or otherwise reasonably identifiable or reasonably evident from the information contained in, the Disclosure Materials;

(3)                                          would have been disclosed to the Buyer Entities if they had conducted searches 10 Business Days before the date of this agreement of the public registers maintained by any of:

(A)                                   the High Court of Australia, the Federal Court of Australia, the Supreme Courts (including any Court of Appeal) throughout Australia, the District Court of Queensland, the Land Court of Queensland and the Land Appeal Court of Queensland;

(B)                                   the Queensland Titles Registry, Queensland Department of Environment and Heritage Protection and Queensland Department of Natural Resources and Mines;

(C)                                   the National Native Title Tribunal; or

(D)                                   ASIC;

(4)                                          would have been disclosed to the Buyer Entities if they had conducted searches on the third Business Day before the date of this agreement of the PPS Register using the company names, ABNs or ACNs of each of the Target Entities and the Seller as the search term;

(5)                                          are within:

(A)                                        the actual knowledge of **; and

(B)                                        those facts, matters or circumstances of which a person listed in clause 12.1(a)(5)(A) would have been aware had that person made reasonable enquiries in the circumstances.

(b)                                          For the avoidance of doubt, the awareness attributable to one Buyer Entity by virtue of clause 12.1(a)(5) will apply to each Buyer Entity and the Buyer’s Guarantor regardless of the capacity in which any person contemplated by clause 12.1(a)(5) may act.

(c)                                           In clause 12.1(a)(2) (and in the definition of Material Adverse Change), the phrase ‘otherwise reasonably identifiable’ or ‘reasonably evident’ in relation to a fact, matter, circumstance or liability means that it is reasonably likely that a prudent prospective purchaser for value of a business of the type conducted by the Target Entities, that has conducted a thorough examination of the disclosure or deemed disclosure described in clauses 12.1(a)(1) to 12.1(a)(5) by and through its:

(1)                                          officers, employees, agents and representatives; and

(2)                                          suitably qualified legal, accounting, financial and other professional advisers and consultants, including industry consultants,

who have been directly involved in the Buyer Entities’ consideration and preparation for the transactions contemplated by this agreement, would have become aware of, or being put on notice of, the relevant fact, matter, circumstance or liability.

(d)                                          The Warranties (other than the Tax Warranties) are given subject to the disclosures or deemed disclosures described in clause 12.1(a). A Warranty (other than a Tax Warranty) will not be regarded as being untrue by reason of facts, matters or circumstances that have been disclosed or are deemed to have been disclosed under clause 12.1(a). Except for the Tax Warranties, the Seller will have no liability under the Warranties to the extent that disclosure is made or is deemed to have been made against the Warranties under this clause 12.1.

(e)                                           The Buyer Entities and the Buyer’s Guarantor must not make a Claim (other than a Tax Claim), and the Seller will not be in breach of a Warranty, if the facts, matters or circumstances giving rise to such Claim are disclosed or are deemed to have been disclosed under clause 12.1.

12.2                                 Awareness

Where a Warranty is given ‘to the best of the Seller’s knowledge’, or ‘so far as the Seller is aware’ or with a similar qualification as to the Seller’s awareness or knowledge, the Seller’s awareness is limited to and deemed only to include those facts, matters or circumstances only of which a Specified Executive is actually aware as at the date of this agreement or would have been aware had the Specified Executive made reasonable enquiries in the circumstances.

12.3                                 No reliance

(a)                                          The Buyer Entities and the Buyer’s Guarantor each represent and warrant to each Seller Group Member, that:

(1)                                          at no time has:

(A)                                        any Seller Group Member or any person on its behalf, made or given; or

(B)                                        any Buyer Group Member relied on,

any representation, warranty, promise or undertaking in respect of the future financial performance of prospects of the Target Entities or otherwise except those expressly set out in this agreement (including in the Warranties);

(2)                                          it has not relied on anything other than the Warranties and the terms of this agreement in agreeing to buy the Sale Shares and agreeing to the assignment of the Existing WES Intercompany Loan Agreement and the Existing WES GSA and, in particular, no representations, warranties, promises, undertakings, statements or conduct in respect of the future financial performance or prospects of the Target Entities or otherwise have:

(A)                                        induced or influenced the Buyer Entities or the Buyer’s Guarantor to enter into, or agree to any terms or conditions of, this agreement;

(B)                                        been relied on in any way as being accurate by a Buyer Group Member;

(C)                                        been warranted to a Buyer Group Member as being true; or

(D)                                        been taken into account by a Buyer Entity or the Buyer’s Guarantor as being important to its decision to enter into, or agree to any or all of the terms of, this agreement, except those expressly set out in this agreement (including in the Warranties);

(3)                                          it has entered into this agreement after satisfactory inspection and investigation of the affairs of the Target Entities, including a detailed review of all the Disclosure Materials;

(4)                                          it has made, and it relies upon, its own searches, investigations, enquiries and evaluations in respect of the Business, except to the extent expressly set out in this agreement (including in the Warranties); and

(5)                                          on the basis of the due diligence enquiries carried out by the Buyer Entities and the Buyer’s Guarantor, the Disclosure Materials and any other information of which it is aware at the date of this agreement, none of the persons identified in clause 12.1(a)(5) are actually aware of any breach of any warranty or of any matter that may result in a Claim (other than a Tax Claim).

(b)                                          The Buyer Entities and the Buyer’s Guarantor acknowledge that the Seller has agreed to sell the Sale Shares and assign the Existing WES Intercompany Loan Agreement and the Existing WES GSA and enters into this agreement relying on the representations and warranties in this clause 12.3 and would not be prepared to sell the Sale Shares and assign the Existing WES Intercompany Loan Agreement and the Existing WES GSA on any other basis.

12.4                                 Opinions, estimates and forecasts

The parties acknowledge that no Seller Group Member is under any obligation to provide any Buyer Group Member or its advisers or representatives with any information on the future financial performance or prospects of the Target Entities. If a Buyer Group Member has received opinions, estimates, projections, business plans, budget information, coal quality information, future recoverable resources, characteristics or prospects in relation to the Tenements, likely performance or cost of infrastructure or other forecasts in respect of the Business or the Curragh Mine, the Buyer Entities and the Buyer’s Guarantor each acknowledge and agree that:

(a)                                          there are uncertainties inherent in attempting to make these estimates, projections, business plans, budgets, forecasts and information and the Buyer Entities and the Buyer’s Guarantor are familiar with these uncertainties;

(b)                                          the Buyer Entities and the Buyer’s Guarantor are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, business plans, budgets, forecasts and information furnished to them; and

(c)                                           the Seller is not liable under any Claim arising out of or relating to any opinions, estimates, projections, business plans, budgets, forecasts or information in respect of the Target Entities, the Business or Curragh Mine.

Nothing in this clause 12.4 limits or derogates from the Buyer Entities’ representations and warranties in clause 12.3 or the Seller’s reliance on those representations and warranties.

12.5                                 Maximum and minimum amounts

(a)                                          The Seller is not liable under a Claim arising from a breach of Warranty (including a Claim under clause 11.4 but excluding a Claim under clause 10 or a Tax Claim) unless the amount finally agreed or adjudicated to be payable in respect of that Claim:

(1)                                         exceeds $2,000,000; and

(2)                                          either alone or together with the amount finally agreed or adjudicated to be payable in respect of other Claims that satisfy clause 12.5(a)(1) exceeds $10,000,000, in which event, subject to clauses 12.5(b) and 12.5(d), the Seller is liable for the entire amount of the Claim and not only the excess above $10,000,000.

(b)                                          Except in relation to a Claim under clause 10 or a Tax Claim but subject to clause 12.5(c), the maximum aggregate amount that the Seller is required to pay in respect of all Claims whenever made and howsoever arising is limited to:

(1)                                          in respect of all Claims arising under Warranty 1 Ownership and structure, Warranty 2 Power and authority, Warranty 9 Tenements and Warranty 15 Solvency, 100% of the Total Consideration expressed as a dollar amount; and

(2)                                          in respect of all other Claims arising from a breach of Warranty, 30% of the Total Consideration expressed as a dollar amount.

(c)                                           Despite any other provision of this agreement or any other Transaction Agreement, except for a Claim under clause 11.5, the maximum amount that the Seller is required to pay in respect of any and all Claims (including a Claim made by a Buyer Group Member or a Target Entity), howsoever arising, is limited to the amount of the Total Consideration.

(d)                                          For the purposes of clause 12.5(a)(1):

(1)                                          Claims arising out of separate sets of facts, matters or circumstances will not be treated as one Claim, even if each set of facts, matters or circumstances may be a breach of the same Warranty; and

(2)                                          Claims of the same or similar nature arising out of the same or similar facts, matters and circumstances will be treated as one Claim.

(e)                                           The Buyer agrees that the maximum liability cap described in clauses 12.5(b) and 12.5(c) apply to all Claims (other than a Claim under clause 11.5), whether made by any Buyer Group Member, any Debt Financing Party or any subsequent purchaser of a Target Entity or the Curragh Mine.

12.6                                 Time limits

The Seller may only be liable under a Claim if:

(a)                                          a Buyer Entity notifies the Seller of the Claim in accordance with clause 13.1(a) within:

(1)                                          seven years after Completion in respect of a Tax Claim; or

(2)                                          18 months after Completion in all other cases; and

(b)                                          within 12 months of the date the Buyer Entity is required to notify the Seller of the Claim under clause 12.6(a):

(1)                                          the Claim has been agreed, compromised or settled; or

(2)                                          the Buyer Entity has issued and served legal proceedings against the Seller in respect of the Claim in accordance with clause 21.1.

12.7                                 No double claims

(a)                                          The Seller is not liable under a Claim for any Loss that a Buyer Group Member or a Target Entity recovers, or is compensated for, under a Transaction Agreement (other than this agreement) or an adjustment in accordance with clause 10.

(b)                                          The Buyer Group Members and the Target Entity may not recover, or be compensated, under any Transaction Agreement more than once for any Loss.

(c)                                           This clause 12.7 does not prevent the Buyer Group Member or Target Entity entitled to make a Claim under a Transaction Agreement (other than this agreement) from commencing that Claim. However, if for any reason more than one amount is paid in respect of the same Loss, the Buyer must procure that the additional amount is immediately repaid to one or more Seller Group Members nominated by the Seller so as to give full effect to clause 12.7(a).

12.8                                 Mitigation of loss

(a)                                          The Buyer Entities must:

(1)                                          take, and procure that each other Buyer Group Member and, after Completion, each Target Entity takes, all reasonable actions to mitigate any Loss that may give rise to a Claim; and

(2)                                          not omit, and procure that no other Buyer Group Member or, after Completion, no Target Entity omits, to take any reasonable action that would mitigate any Loss that may give rise to a Claim.

(b)                                          If the Buyer Entities do not comply with clause 12.8(a) and compliance with clause 12.8(a) would have mitigated the Loss, the Seller is not liable for the amount by which the Loss would have been reduced.

12.9                                 Personal Liability

(a)                                          The Buyer Entities and the Buyer’s Guarantor agree that:

(1)                                          no natural person (including the Specified Executives) will bear any liability to a Buyer Group Member or a Target Entity in respect of this agreement, the transactions contemplated by this agreement or any other Transaction Agreement, other than for an act of fraud or Wilful Misconduct by that person;

(2)                                          no current or former officer, employee or agent of a Seller Group Member (including the Specified Executives) or any Seller Group Representative or adviser in its capacity as such in relation to the transactions contemplated by this agreement or other Transaction Agreement, will be liable to a Buyer Group Member or a Target Entity in respect of any act, matter or thing which occurred before, at or after

Completion, other than an act of fraud or Wilful Misconduct by that person; and

(3)                                          the persons referred to in clause 12.9(a)(1) and clause 12.9(a)(2) are entitled to the benefit of this clause and the Seller holds such benefit on trust for those persons and the Seller is entitled to enforce this clause on behalf of those persons.

(b)                                          The Buyer Entities and the Buyer’s Guarantor:

(1)                                          release and discharge the natural persons referred to in clause 12.9(a)(1) and clause 12.9(a)(2) that are current or former officers of a Seller Group Member or a Target Entity (including the Specified Executives) from any claim, action, demand, suit or proceeding for damages, debt, restitution, equitable compensation, account, injunction, specific performance or any other remedy that the Buyer Entities and the Buyer’s Guarantor have or may have against those natural persons in respect of any actions taken by those natural persons to cause the Target Entities to enter into the Transaction Agreements, including, without limitation, any damage, loss, cost or expense suffered by the Buyer Entities and the Buyer’s Guarantor whether arising at common law, in equity, or under statute or otherwise (the Seller Released Matters); and

(2)                                          the Buyer Entities and the Buyer’s Guarantor acknowledge that the natural persons referred to in clause 12.9(b)(1) are entitled to enforce this clause 12.9 to the same extent as if those natural persons were parties to this agreement and may plead this clause 12.9 in bar to any claim or proceeding by any Buyer Entity or the Buyer’s Guarantor (or any other Buyer Group Member or a Target Entity) in respect of the Seller Released Matters.

(c)                                           The Seller agrees that:

(1)                                          no natural person will bear any liability to a Seller Group Member or a Target Entity in respect of this agreement, the transactions contemplated by this agreement or any other Transaction Agreement, other than for an act of fraud or Wilful Misconduct by that person;

(2)                                          no current or former officer, employee or agent of a Buyer Group Member or adviser in its capacity as such in relation to the transactions contemplated by this agreement or other Transaction Agreement, will be liable to a Seller Group Member or a Target Entity in respect of any act, matter or thing which occurred before, at or after Completion, other than an act of fraud or Wilful Misconduct by that person; and

(3)                                          the persons referred to in clause 12.9(c)(1) and clause 12.9(c)(2) are entitled to the benefit of this clause and the Buyer holds such benefit on trust for those persons and the Buyer is entitled to enforce this clause on behalf of those persons.

(d)                                          The Seller:

(1)                                          releases and discharges the natural persons referred to in clause 12.9(c)(1) and clause 12.9(c)(2) that are current or former officers of a Buyer Group Member from any claim, action, demand, suit or proceeding for damages, debt, restitution, equitable compensation, account, injunction, specific performance or any other remedy that the Seller has or may have against those natural persons in respect of any actions taken by those natural persons to cause the Buyer

Entities and Buyer Guarantor to enter into the Transaction Agreements, including, without limitation, any damage, loss, cost or expense suffered by the Seller whether arising at common law, in equity, or under statute or otherwise (the Buyer Released Matters); and

(2)                                          the Seller acknowledges that the natural persons referred to in clause 12.9(d)(1) are entitled to enforce this clause 12.9 to the same extent as if those natural persons were parties to this agreement and may plead this clause 12.9 in bar to any claim or proceeding by any Seller Group Member in respect of the Buyer Released Matters.

12.10                          General limitations

The Seller’s liability for any Claim is reduced or extinguished to the extent that:

(a)                                          the Claim is in respect of a contingent Loss (unless and until the Loss becomes an actual Loss and is due and payable) but the parties agree that a diminution in the value of the Sale Shares is not a contingent Loss;

(b)                                          the subject matter of the Claim arises from an act or omission:

(1)                                          at the direction, or with the prior written approval, of or, by or on behalf of, a Buyer Group Member;

(2)                                          with the knowledge of a Buyer Group Member and the Buyer did not object to the act or omission; or

(3)                                          after Completion at the direction, or with the prior written approval, of or, by or on behalf of, a Target Entity;

but excluding an act or omission of a Buyer Group Member or, after Completion, a Target Entity, that is carried out:

(4)                                          in the ordinary course of business;

(5)                                          in performing this agreement, including in response to a breach by the Seller of this agreement (including a breach of Warranty); or

(6)                                          for the purpose of meeting a contractual or legal obligation.

(c)                                           the Claim arises from:

(1)                                          the enactment or amendment of any legislation or regulations;

(2)                                          a change in the judicial or administrative interpretation of the law; or

(3)                                          a change in the practice or policy of any Governmental Agency,

after the date of this agreement, including legislation, regulations, amendments, interpretation, practice or policy that has a retrospective effect;

(d)                                          the Claim arises or is increased as a result of a change after Completion in any accounting policy or practice of a Buyer Group Member or a Target Entity (including to align those accounting policies or practices with those used by a Buyer Entity);

(e)                                           the Claim arises out of the cessation or alteration of the Business after Completion;

(f)                                            the subject matter of the Claim is provided for in the Completion Accounts;

(g)                                           the Claim arises from a Buyer Entity’s or a Target Entity’s failure to:

(1)                                          make any Claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion, the making, giving or doing of which was taken into account or assumed in computing the provision for Tax in the Completion Accounts; or

(2)                                          take any action after Completion required by, or that should reasonably be taken under, any applicable Tax Law in relation to any Tax or Duty (including any failure to take any such action within the time allowed), but only to the extent that the failure has contributed to the Loss;

(h)                                          the Claim arises in connection with any increase in the rate of Tax liable to be paid or any imposition of Tax not in effect at the date of Completion;

(i)                                              the Claim is in connection with a matter, event or circumstance that would not have arisen but for a Buyer Group Member, or after Completion, a Target Entity admitting liability in respect of that matter, event or circumstance without the written consent of the Seller;

(j)                                             the matter that gives rise to the Claim results in any Buyer Group Member or any Target Entity receiving, in equivalent present value terms:

(1)                                          Tax Relief, credit, deduction, exemption, exclusion, set off, refund, right to repayment, rebate, relief or set-off;

(2)                                          compensation or indemnification including under any contract, indemnity or otherwise (including under any insurance policy or from a Governmental Agency);

(3)                                          an amount under any Claim against a Third Party; or

(4)                                          payment, reduction in Tax, reduction of liability, corresponding net saving or other benefit; or

(k)                                          the matter that gives rise to the Claim is remediable, provided it is remedied within 30 Business Days after the Seller receives notice under clause 13.1(a).

Except to the extent expressly provided under clause 11.5, this clause 12.10 will not otherwise apply in respect of a Claim under clause 11.5.

12.11                          Other limitations

The liability of the Seller in respect of any Tax Claim is reduced or extinguished:

(a)                                          by the amount of actual excess or actual understatement (as applicable) where:

(1)                                          an accrual, allowance, provision or reserve in the Completion Accounts in respect of a Tax exceeds the actual liability in respect of that Tax and that liability has been finally satisfied; or

(2)                                          an entitlement to any Tax Relief that is shown in the Completion Accounts is understated and the amount of the understatement has been actually received by a Target Entity;

(b)                                          to the extent that it arises as a result of any income derived, loss, outgoing or deductions incurred or activities undertaken, or deemed for Tax purposes to have been undertaken, after the Completion Date; or

(c)                                           to the extent that it arises as a result of the transactions contemplated by this agreement.

12.12                          Consequential loss

(a)                                          Notwithstanding any other provision of this agreement, the Seller will not, in any circumstances, be liable to a Buyer Group Member, Target Entity or any other person for any Consequential Loss in relation to this agreement, any transaction contemplated by this agreement or any other Transaction Agreement.

(b)                                          In a circumstance where the Buyer Entities wrongfully fail to Complete, the Buyer Entities and the Buyer’s Guarantor will not be liable to the Seller for any:

(1)                                          special, exemplary or punitive damages;

(2)                                          loss of revenue, loss of profit or loss of business opportunity assessed only by reference to an investment which the Seller could have made using any part of the Total Consideration; or

(3)                                          damages to goodwill or reputational damage.

12.13                          Sole remedy

(a)                                          It is the intention of the parties that the Buyer Group’s sole remedies in connection with the Sale or any matter under or contemplated by any Transaction Agreement (including the Disclosure Materials) will be as set out in, or determined under, this agreement.

(b)                                          The sole remedy of the Buyer Entities in respect of any Claim, including for a breach of a Warranty (and a Buyer Entity is the only person entitled to make a Claim for breach of a Warranty), is common law damages and in no circumstances is a Buyer Entity entitled to terminate this agreement as a consequence of a Claim.

(c)                                           No Seller Group Member has any liability to a Buyer Group Member or a Target Entity (or any of their respective officers, employees or advisers) under a Claim in connection with, or resulting from or implied by conduct made in the course of communications or negotiations in respect of, the Sale, the Transfer or any matter under or contemplated by any Transaction Agreement (including the Disclosure Materials), unless the Claim may be made under the terms of this agreement or arises out of a statutory right or other claim that cannot be excluded by contract.

(d)                                          The Buyer Entities must not, and must procure that each Target Entity and other Buyer Group Member does not, make any Claim:

(1)                                          that a Buyer Entity or the Buyer’s Guarantor would not be entitled to make under this agreement; or

(2)                                          against a Seller Group Member that is not a party to this agreement.

12.14                          Statutory actions

To the maximum extent permitted by law, each of the Buyer Entities and the Buyer’s Guarantor agrees not to make and waives any right it might have to make any Claim against a Seller Group Member or any of its current or former officers or employees or any Seller Group Representative or Adviser, whether in connection with this agreement, another Transaction Agreement, the Sale, the Transfer or otherwise, under:

(a)                                          Part 7.10 of the Corporations Act;

(b)                                          the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act;

(c)                                           the Australian Consumer Law (as contained in Schedule 2 of the Competition and Consumer Act 2010 (Cth)) and equivalent Australian State and Territory fair trading legislation, or any corresponding or similar provision of any Australian State or Territory legislation or any similar provision of any legislation in any relevant jurisdiction or any other applicable laws.

12.15                          Payments affecting the Debt Purchase Price

(a)                                          Any payment made by a Seller Group Member to a Buyer Group Member or a Target Entity in respect of any Claim will be in reduction of the Debt Purchase Price.

(b)                                          Any payment (including a reimbursement) made by a Buyer Group Member or a Target Entity to a Seller Group Member in respect of any Buyer Claim will be an increase in the Debt Purchase Price.

(c)                                           If any deduction or withholding is required by law to be deducted or withheld from any payment by the Seller in respect of a Claim, or if a Buyer Group Member or Target Entity is subject to Tax in respect of any such payment, the amount of the payment shall be increased by such additional amount as is necessary to ensure that the net amount received and retained by the Buyer Group or Target Entity is equal to the amount which it would have received and retained had the payment in question not been subject to any deductions or withholdings or Tax.

12.16                          Fraud

The qualifications and limitations in this clause 12 do not apply in the case of fraud or Wilful Misconduct of a Seller Group Member or one or more employees, officers or directors of a Seller Group Member and the Buyer is not prevented from making a Claim against the Seller to the extent and in respect of those rights of recovery arising out of or relating to the fraud or Wilful Misconduct of the Seller Group Member or those persons.

12.17                          Independent limitations

Each qualification and limitation in this clause 12 is to be construed independently of the others and is not limited by any other qualification or limitation.

13                                           Procedures for dealing with Claims

13.1                                 Notice of Claims

(a)                                          (Actual Claims): The Buyer must within a reasonable time period notify the Seller if:

(1)                                          it, the Assignee or the Buyer’s Guarantor decides to make a Claim against the Seller that either alone or together with other Claims exceeds any applicable thresholds set out in clause 12.5; or

(2)                                          a Third Party Claim or Tax Demand is made that may give rise to a Claim against the Seller.

(b)                                          (Potential Claims): Without limiting clause 13.1(a) the Buyer must also notify the Seller if:

(1)                                          the Buyer believes that a Buyer Entity or the Buyer’s Guarantor would be entitled to make a Claim against the Seller but for the thresholds set out in clause 12.5; or

(2)                                          the Buyer becomes aware of any events, matters or circumstances (including any potential threatened Third Party Claim or Tax Demand) that are reasonably likely to give rise to a Claim against the Seller, whether alone or with any other Claim or circumstances or with the passage of time).

(c)                                           (Details required): The Buyer must include in each notice given under clause 13.1(a) or clause 13.1(b) all relevant details (including the amount) then known to a Buyer Group Member or a Target Entity of:

(1)                                          the Claim and if applicable, any other Claims that together with the Claim give rise to any applicable thresholds in clause 12.5 being exceeded;

(2)                                          if applicable, the Third Party Claim or Tax Demand; and

(3)                                          the events, matters or circumstances giving rise to the Claim.

(d)                                          (Extracts): The Buyer must also include in each notice given under clause 13.1(a) or clause 13.1(b) an extract of:

(1)                                          any part of a Demand (including a Tax Demand) that identifies the liability or amount to which the Claim relates or other evidence of the amount of the Demand to which the Claim relates; and

(2)                                          if available or relevant, any corresponding part of any adjustment sheet or other explanatory material issued by a Governmental Agency that specifies the basis for the Demand to which the Claim relates or other evidence of that basis.

(e)                                           (Demands): The Buyer must provide a copy of any document referred to in clause 13.1(d) to the Seller as soon as practicable and in any event within five days of receipt of that document by a Buyer Group Member or a Target Entity.

(f)                                            (Developments): The Buyer must also, on an on-going basis, keep the Seller informed of all material developments in relation to the Claim notified under clause 13.1(a) or clause 13.1(b).

(g)                                           (Compliance): If the Buyer does not fully comply with this clause 13 in respect of a Claim, the Seller is not liable under the Claim to the extent that the non- compliance has increased the amount of the Claim.

13.2                                 Third Party Claims

The following additional obligations apply in respect of the Third Party Claims.

(a)                                          (No admission): The Buyer must not, and must ensure that each Target Entity and Buyer Group Member does not:

(1)                                          accept, compromise or pay;

(2)                                          agree to arbitrate, compromise or settle; or

(3)                                          make any admission or take any action in relation to,

a Third Party Claim that may lead to liability on the part of the Seller under a Claim without the Seller’s prior written approval.

(b)                                          (Defence of claim): Following receipt of a notice under clause 13.1(a) in respect of a Claim that arises from or involves or could potentially involve a Third Party Claim, the Seller may, by giving written notice to the Buyer, assume the conduct of the defence of the Third Party Claim.

(c)                                           (Seller assumes conduct): If the Seller advises the Buyer that it wishes to assume the conduct of the defence of the Third Party Claim:

(1)                                          (indemnity): provided that the Seller provides the Buyer with an indemnity against all Loss that may result from such action, the Buyer must promptly take, and must procure that each Buyer Group Member and Target Entity promptly takes, at the Seller’s cost and expense, all action reasonably requested by the Seller to avoid, contest, compromise or defend the Third Party Claim, including using professional advisers nominated by the Seller and approved by the Seller for this purpose;

(2)                                          (access): the Buyer must provide, and must procure that each Buyer Group Member and Target Entity provides, at the Seller’s cost and expense, the Seller with all reasonable assistance requested by it in relation to the Third Party Claim, including providing access to witnesses and documentary or other evidence relevant to the Third Party Claim, allowing it and its legal advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Seller Group Members and the Target Entities for the sole purpose of obtaining information in relation to the Third Party Claim;

(d)                                          (Conduct of claim by Seller): If the Seller assumes the conduct of the defence of a Third Party Claim, in conducting any proceedings or actions in respect of that Third Party Claim the Seller must:

(1)                                          act in good faith;

(2)                                          liaise with the Buyer in relation to the defence of the Third Party Claim; and

(3)                                          provide the Buyer with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim.

(e)                                           (Buyer assumes conduct): If the Seller advises the Buyer that it does not wish to assume the conduct of the defence of the Third Party Claim (or does not advise the Buyer that it wishes to assume the conduct of the defence of the Third Party Claim within 15 Business Days of notification of the Third Party Claim under clause 13.1(a)(2)), then the Buyer must procure that any Buyer Group Member or Target Entity that is conducting any proceedings or actions in respect of that Third Party Claim:

(1)                                          acts in good faith;

(2)                                          liaises with the Seller in relation to the defence of the Third Party Claim;

(3)                                          provides the Seller with reasonable access to a copy of any notice, correspondence or other document relating to the Third Party Claim; and

(4)                                          acts reasonably in all the circumstances, including, having regard to the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the business of the Seller Group.

13.3                                 Tax Demands

The following additional obligations apply in respect of Claims made against the Seller arising from or involving a Tax Demand.

(a)                                          (No admission): The Buyer must not, and must ensure that each Target Entity and Buyer Group Member does not:

(1)                                          accept, compromise or pay;

(2)                                          agree to arbitrate, compromise or settle; or

(3)                                          make any admission or take any action in relation to,

a Tax Demand that may lead to liability on the part of the Seller under a Claim without the prior written approval of the Seller (which must not be unreasonably withheld or delayed). However, the Buyer or a Target Entity may pay any Tax or Duty to a Governmental Agency by the due date for payment without affecting any of its rights under this agreement.

(b)                                          (Payment if not contesting a Tax Demand): If the Seller does not advise the Buyer that it wishes to contest the Tax Demand then the Seller must pay in Immediately Available Funds and as a reduction in the Debt Purchase Price the amount notified by the Buyer by the later of:

(1)                                          two Business Days before the due date for payment to the Governmental Agency; or

(2)                                          10 Business Days after receipt of the notice given by the Buyer under clause 13.1.

(c)                                           (Contesting a Tax Demand): Following receipt of a notice under clause 13.1 in respect of a Claim that arises from or involves a Tax Demand, the Seller may, by written notice to the Buyer no later than five Business Days before the date due for payment of the relevant Tax or Duty or five Business Days after receipt of the notice, whichever is later, advise the Buyer that it wishes to contest the Tax Demand.

(d)                                          (Procedure for contesting a Tax Demand): If the Seller advises the Buyer that it wishes to contest the Tax or Duty the subject of the Tax Demand under clause 13.3(c) then:

(1)                                          (Payment of Tax): the Seller must pay the Buyer, in Immediately Available Funds and as a reduction in the Debt Purchase Price, so much of the Tax or Duty as is required by the relevant Governmental Agency to be paid while any action is being taken under this clause 13.3 by the date that is the later of two Business Days before the due date for payment to the Governmental Agency and 10 Business Days after receipt of the notice given by the Buyer under clause 13.1; and

(2)                                          (Objection to Tax Demand or Disputing Action): at the Seller’s written request, the Buyer must take, or procure that the person required to pay the Tax or Duty (Tax Payor) takes such Disputing Action in a timely manner in relation to the Tax Demand as the Seller may require.

(e)                                           (Conduct of proceedings by the Seller): If the Seller contests the Tax or Duty the subject of a Tax Demand then the Buyer must follow, and must procure that each Buyer Group Member and Target Entity follows, all directions of the Seller relating to the conduct of any Disputing Action contemplated by this clause 13.3, including using professional advisers nominated by the Seller. In making any such directions, the Seller must:

(1)                                          act in good faith;

(2)                                          keep the Buyer informed in relation to the conduct of Disputing Action contemplated by this clause 13.3; and

(3)                                          provide the Buyer with reasonable access to a copy of any notice, correspondence of other document relating to that Disputing Action.

(f)                                            (Costs of contesting a Tax Demand): The Buyer or Target Entity will contest the Tax Demand at the direction of the Seller under paragraphs 13.3(d) and 13.3(e) at the Seller’s cost and expense. However, any legal or tax advisers engaged by the Buyer or Target Entities, other than as nominated by the Seller pursuant to clause 13.3(e) shall be at the Buyer’s own cost and expense.

(g)                                           (Access): The Buyer must provide, and must procure that each Buyer Group Member and Target Entity provides, the Seller with all reasonable assistance requested by it in relation to the Tax Demand and the Disputing Action contemplated by this clause 13.3 including providing, at the Seller’s cost, access to witnesses and documentary or other evidence relevant to the Tax Demand or the Disputing Action, allowing it and its legal and tax advisers to inspect and take copies of all relevant books, records, files and documents, and providing it with reasonable access to the personnel, premises and chattels of the Buyer Group Members and the Target Entities.

14                                           Buyer Warranties

14.1                                 Buyer Warranties

The Buyer Entities and the Buyer’s Guarantor jointly and severally give the Buyer Warranties in favour of the Seller:

(a)                                          in respect of each Buyer Warranty that is expressed to be given on a particular date, on that date; and

(b)                                          in respect of each other Buyer Warranty, on the date of this agreement and immediately before Completion.

14.2                                 Independent Warranties

Each of the Buyer Warranties is to be construed independently of the others and is not limited by reference to any other Buyer Warranty.

14.3                                 Reliance

The Buyer Entities and the Buyer’s Guarantor respectively acknowledge that the Seller has entered into this agreement and will complete this agreement in reliance on the Buyer Warranties.

15                                           Period after Completion

15.1                                 Appointment of proxy

(a)                                          From Completion until the Sale Shares are registered in the name of the Buyer, the Seller:

(1)                                          appoints the Buyer as the sole proxy of the holders of Sale Shares to attend shareholders’ meetings and exercise the votes attaching to the Sale Shares;

(2)                                          must not attend and vote at any shareholders’ meetings; and

(3)                                          must take all other actions in the capacity of a registered holder of the Sale Shares as the Buyer directs.

(b)                                          The Buyer indemnifies the Seller against all Loss suffered or incurred by it arising out of the implementation of any action taken in accordance with the proxy referred to in clause 15.1(a).

15.2                                 Access to records by Seller

(a)                                          The Buyer must procure that all Business Records are preserved in respect of the period ending on the Completion Date until the later of:

(1)                                          six years from the Completion Date; and

(2)                                          any date required by an applicable law.

(b)                                          After Completion the Buyer must, on reasonable notice from the Seller:

(1)                                          provide the Seller and its advisers with reasonable access to the Business Records and allow the Seller to inspect and obtain copies or certified copies of the Business Records at the Seller’s expense; and

(2)                                          provide the Seller and its advisers with reasonable access (following reasonable prior notice) to the personnel and premises of the Buyer Group Members and the Target Entities, for the purpose of assisting the Seller Group Members to prepare Tax returns, accounts and other financial statements, discharge statutory obligations or comply with Tax, Duty or other legal requirements or to conduct legal or arbitration proceedings.

(c)                                           The Seller must reimburse the Buyer for its reasonable costs in retrieving any Business Records and making personnel and premises available under this clause 15.2.

(d)                                          The Buyer is not required to comply with this clause 15.2 to the extent it would waive legal professional privilege. The Seller must comply with any reasonable steps requested by the Buyer to preserve confidentiality.

(e)                                           The Buyer agrees that the Seller may retain copies of any Business Records that it may require to enable it to comply with any applicable law or good corporate governance after the Completion Date.

15.3                                 Access to records by Buyer

(a)                                          During the period of 12 months after Completion, the Seller shall, and shall cause its Related Body Corporate to, use its reasonable endeavours to cause its and their respective officers, directors, employees, attorneys, auditors and other representatives to, use reasonable endeavours to provide such information as is held by the Seller or its Related Bodies Corporate in relation to the Target Entities and the Curragh Mine in connection with a public or private offering of securities by the Buyer or any of its Related Body Corporate (Offering).

(b)                                          Without limiting clause 15.3(a), the Seller shall, and shall cause its Related Body Corporate to, use its reasonable endeavours to cause its and their respective officers, directors, employees, attorneys, auditors and other representatives to, provide all reasonable assistance and information held by the Seller or its Related Bodies Corporate to the Buyer to prepare the Post Completion Financial Statements to the extent the Buyer reasonably considers it is necessary or desirable to prepare those financial statements in connection with an Offering and the Buyer and the Target Entities are otherwise unable to prepare those financial statements without the assistance and information of the Seller or its Related Bodies Corporate.

(c)                                           The Buyer must reimburse and indemnify the Seller for its costs in retrieving any records or information and making available the Sellers’ officers, directors, employees, attorneys, auditors or other representatives under this clause 15.3.

(d)                                          Notwithstanding anything to the contrary in this clause 15.3, nothing in this clause 15.3 shall (i) require cooperation to the extent it would interfere unreasonably with the business or operations of any Seller Group Member, (ii) require any Seller Group Member to incur any cost or expense (other than where the Buyer pays such cost or expense) (iii) require any Seller Group Member to pay any commitment or other similar fee or incur or become subject to any other liability or obligation, or agree to provide any indemnity, in connection with the Offering, (iv) require any Seller Group Member or any of their directors, officers or employees to give any indemnities in connection with the Offering, (v) require any Seller Group Member to provide any information that it does not have access to or information which a Target Entity or Buyer Group Member has, (vi) require any Seller Group Member to waive any legal professional privilege or permit disclosure of commercially sensitive information, or (vii) require any Seller Group Member to provide information which would cause any Seller Group Member to be in breach of an obligation of confidentiality to any person or which information concerns the consideration of the sale of the Curragh Mine (including any actual or potential competing proposal).

15.4                                 Branding and phase out

(a)                                          Subject to clause 15.4(b), on and from Completion, the Buyer must not, and must ensure that each Buyer Group Member and Target Entity does not, use any trade mark, logo (either on its own or in combination with other material) get up or business, domain or company name containing any of:

(1)                                          the Seller’s name or logo;

(2)                                          ‘Wesfarmers’;

(3)                                          a Seller Trade Mark; or

(4)                                          any word, expression, letter, name, logo or mark that is similar to or likely to be confused with the Seller, ‘Wesfarmers’ or a Seller Trade Mark,

including in any form that a Target Entity has used before Completion.

(b)                                          Subject to clause 15.4(c) and clause 15.4(d), the Seller agrees that it will not take any action against a Target Entity in respect of any breach of clause 15.4(a) in respect of the following expressions, letters, logos or marks:

(1)                                          ‘Wesfarmers Curragh’; or

(2)                                          the Wesfarmers Curragh logo,

during the period of three months after the Completion Date, provided that the Buyer has used all reasonable endeavours to avoid, or minimise the extent of, the breach and does not use those expressions, letters, logos or marks in a manner that is inconsistent with its use before Completion. This clause does not permit any Target Entity to continue to use any Seller Trade Mark or the word or expression ‘Wesfarmers’ in its registered company name, registered business name or domain name, which must be changed by Completion in accordance with Schedule 6.

(c)                                           The Buyer must immediately discontinue, and procure that each Target Entity discontinues, any use referred to in clause 15.4(a) if such use would breach any law or if the breach gives rise to an offence under any law.

(d)                                          The Seller may by not less than 10 Business Days’ notice to the Buyer withdraw its agreement in clause 15.4(b) if in its reasonable opinion any use referred to in clause 15.4(b) may adversely affect the Seller’s reputation or capacity to effectively protect the Seller Trade Marks or its corporate name.

(e)                                           Before Completion the Seller may procure that each Target Entity signs a letter (in a form acceptable to the Buyer and Seller) in which it acknowledges and agrees that any express or implied licences that exist at the date of this agreement, granted by the Seller or any Seller Group Member to that Target Entity to use the Seller Trade Marks, will terminate immediately on Completion.

15.5                                 Insurance policies in respect of Target Entities

With the exception of the insurance policies listed in Schedule 16, the Buyer acknowledges that on and from Completion, all other current insurance policies effected by the Seller (or a Seller Group Member) in respect of each Target Entity in its capacity as the insured will terminate and will no longer remain in force and effect. The Buyer may therefore choose to replace these insurance policies with effect from Completion. The Buyer is responsible for all insurances from the time of Completion. There will be no transition insurances for the Target Entities.

15.6                                 Pre Completion tax returns

(a)                                          The parties will co-operate in connection with the preparation and filing of any Tax return or Tax statement of a Target Entity which is yet to be filed, and is in respect of a period or part period before the Completion Date.

(b)                                          The Buyer will provide all assistance and information requested by the Seller in connection with the preparation of the Seller’s consolidated income Tax return for the year in which the Completion Date occurs and the prior year, if the consolidated income Tax return for that year is yet to be filed.

(c)                                           Without limiting clause 15.6(b), the Buyer must:

(1)                                          deliver all detailed supporting documents and schedules for that part of the Seller’s consolidated income Tax return which relates to the Target Entities; and

(2)                                          prepare all documents, schedules and other information:

(A)                                        in a manner consistent with the requirements of any Tax Law; and

(B)                                        in accordance with the reasonable directions of the Seller (including using the software directed by the Seller).

(d)                                          The Buyer must provide the information required under clause 15.6(b) and clause 15.6(c) as soon as reasonably possible but no later than:

(1)                                          in respect of any Tax return relating to the period in which the Completion Date occurs, three months after the Completion Date; or

(2)                                          in respect of any Tax return for the prior year, 10 Business Days after a request by the Seller.

(e)                                           For the avoidance of doubt, the Seller will at its own cost and expense have the sole conduct and control of the preparation and filing of the Seller’s consolidated income Tax return except to the extent the Buyer is requested to assist the Seller or is otherwise required to provide documents and information to the Seller in accordance with clause 15.6(b) and clause 15.6(c).

(f)                                            The Buyer will, at its own cost and expense, have the sole conduct and control of the preparation and filing of all Tax returns, forms or statements of each Target Entity to the extent they relate to any periods (or part periods) ending on or before the Completion Date and have a filing date post the Completion Date (Pre Completion Returns).

(g)                                           The Buyer must procure that each Pre Completion Return is prepared in a manner consistent with the position adopted by each Target Entity in the two years prior to Completion, unless that position is manifestly incorrect in accordance with the Tax Law. The Buyer must deliver each Pre Completion Return (including all detailed supporting documents and schedules) to the Seller as soon as it is available, and prior to lodgement, for the Seller’s review and comment. If the Seller objects to any items set forth in the Pre Completion Return it must notify the Buyer of the objection as soon as it is aware of the objection, and the Buyer must amend the Pre-Completion Return to reflect the Seller’s requested changes.

(h)                                          The Buyer will, at its own cost and expense, have the sole conduct and control of the preparation and filing of all Tax returns, forms or statements of each Target Entity for any period that includes, but does not end on or before the Completion Date (Straddle Returns).

(i)                                              The Buyer must procure that each Straddle Return is prepared in a manner consistent with the position adopted by each Target Entity in the two years prior to Completion, unless that position is manifestly incorrect in accordance with the Tax Law. The Buyer must deliver each Straddle Return (including all detailed supporting documents and schedules) to the Seller as soon as it is available, and prior to lodgement, for the Seller’s review and comment. If the Seller objects to any items set forth in the Straddle Return it must notify the Buyer of the objection as soon as it is aware of the objection, and the Buyer must amend the Straddle Return to reflect the Seller’s requested changes.

(j)                                             The Buyer must procure that each Straddle Return and (subject to the Seller complying with clause 15.6(g)) each Pre Completion Return is filed by the due date for filing.

(k)                                          Except in relation to the preparation of Pre Completion Returns and Straddle Returns (to which clauses 15.6(d) to 15.6(j) apply) the parties agree that it is the intention for the Seller to have the right to determine, control and where appropriate participate in the disclosure (including manner of disclosure) of any material or information to a Governmental Agency and any other dealings with the Governmental Agency in relation to Tax to the extent such disclosure or other dealings is in respect of any event, act, matter or transaction or amount derived (or deemed to be derived) or expenditure incurred before, on, or as a result of, Completion (Pre Completion Tax Event).

(l)                                              Without limiting clause 15.6(k), from and after Completion the Buyer agrees that it will, and will procure that each Target Entity and Buyer Group Member will:

(1)                                          not disclose any information or material to a Governmental Agency in relation to a Pre Completion Tax Event without the prior written consent of the Seller (which consent will not be unreasonably withheld or delayed), except as required by law;

(2)                                          not make any admission of liability, or any agreement, compromise or settlement with a Governmental Agency in relation to a Pre Completion Tax Event without the prior written consent of the Seller (such approval not to be unreasonably withheld or delayed); and

(3)                                          promptly provide the Seller with copies of any correspondence with, or material provided to or by, a Governmental Agency and keep the Seller informed of any oral discussions with a Governmental Agency in relation to a Pre Completion Tax Event.

(m)                                      If the Buyer provides a notice under clause 13.1 in respect of a Claim that arises from or involves a Tax Demand, then at all times from the date of receipt of that notice the provisions of clause 13.3 will apply to that Tax Demand or the Tax or Pre Completion Tax Event the subject of that Tax Demand and not this clause 15.6.

15.7                                 Other Tax obligations

The Buyer shall:

(a)                                          promptly notify the Seller in writing of any notice or commencement of any audit or investigation or exercise of powers under sections 263 or 264 of the Income Tax Assessment Act 1936 (Cth) or under section 353—10 of Schedule 1 to the Taxation Administration Act 1953 (Cth) or any dispute with any Governmental Agency relating to taxation in relation to this transaction, or in respect of the activities of the Target Entities, for any period prior to Completion;

(b)                                          not, without the written approval of the Seller:

(1)                                          amend, or permit the self-amendment by the Target Entity of any Tax return in respect of a period, or part thereof, prior to the Completion Date; or

(2)                                          apply for any binding or non—binding advance opinion, determination or ruling in respect of or which in any way relates to an act or omission of, or occurrence affecting, the Target Entity before the opening of business on the Completion Date; and

(c)                                           provide the Seller with a copy of Tax assessments or any other documentation issued by a or any dispute with any Governmental Agency relating to taxation in respect of a Target Entity for a period, or part thereof, prior to the Completion Date, within 10 Business Days after receipt by the Buyer or the Target Entity (as the case may be).

15.8                                 Financial Assurances and Bank Guarantees

(a)                                          Subject to clause 15.9, at such time as is required by the Seller at or from Completion, the Seller and the Buyer must seek the return to the Seller of the Bank Guarantees and the Financial Assurance (including by lodging with the relevant Governmental Agency the Financial Assurances Replacement and lodging with the Bank Guarantee Beneficiaries the Bank Guarantees Replacement), and do everything possible to procure the return to the Seller of the Bank Guarantees and the Financial Assurance as soon as reasonably possible.

(b)                                          The Buyer must promptly do everything necessary to assist the Seller with the release of the Bank Guarantees and the Financial Assurance by the date specified in clause 15.8(a) or clause 15.9(a)(2), including:

(1)                                          lodging duly completed and executed forms as may be required with the relevant Governmental Agency or Bank Guarantee Beneficiary; and

(2)                                          providing the relevant Governmental Agency with any further financial assurance amount in relation to the Tenements and related environmental authorities if required by the relevant Governmental Agency.

(c)                                           If any amount is drawn against the Bank Guarantees or Financial Assurances after Completion the Buyer must immediately on demand pay to the Seller an amount equal to the amount drawn.

(d)                                          Without limitation to clause 15.8(c), the Buyer must indemnify and hold harmless each Seller Group Member from and against any Loss the Seller Group Members may incur or sustain in relation to the Bank Guarantees and Financial Assurances (including any amount drawn down on such Bank Guarantees and Financial Assurances) on and from Completion.

15.9                                 Excess Bank Guarantees and Financial Assurances at Completion

(a)                                          To the extent that the total value of the Bank Guarantees Replacement and the Financial Assurances Replacement at Completion is greater than $340,000,000 (Excess Guarantee Amount):

(1)                                          the Seller will maintain or replace such Bank Guarantees or Financial Assurances as are nominated by the Seller to the Buyer to the value of the Excess Guarantee Amount (Seller Guarantees);

(2)                                          the Buyer and the Buyer’s Guarantor must replace the Seller Guarantees for such amount and in such form as is legally required by the Bank Guarantee Beneficiary or Governmental Agency (as applicable) as soon as reasonably practicable and in any event no later than the date which is 12 months after Completion; and

(3)                                          the Buyer and the Buyer’s Guarantor must ensure:

(A)                                        that a Target Entity does not make any direct or indirect payment (whether as a dividend, distribution or otherwise) to:

(a)                                          a shareholder of a Target Entity, the Buyer or the Buyer’s Guarantor; or

(b)                                          any Related Body Corporate of a Target Entity, the Buyer or the Buyer’s Guarantor; and

(B)                                        that Wesfarmers Curragh and the Curragh Mine is not the subject of (or part of) a public or private offering or trade sale (whether by share sale or asset sale), except where the proceeds of the offering or sale are to be applied to replacing the Seller Guarantees, prior to the time at which the Buyer or the Buyer’s Guarantor have complied with clause 15.9(a)(2).

(b)                                          In the event that a Bank Guarantee Beneficiary or Governmental Agency has recourse to a Seller Guarantee, the Buyer and the Buyer’s Guarantor must indemnify the Seller and the Seller’s Related Body Corporate for the amount the subject of recourse and make such payment to the Seller or the Seller’s Related Body Corporate upon a written demand by the Seller. For clarification, the Seller is not required to replace any Bank Guarantee or Financial Assurance after recourse is had to the Bank Guarantee or Financial Assurance.

(c)                                           From the date of Completion until replacement of all of the Seller Guarantees by the Buyer or the Buyer’s Guarantor, the Buyer and the Buyer’s Guarantor will pay the Seller a fee equal to 2% of the amount of the Seller Guarantees per annum, calculated on a monthly basis. The Seller may make a claim for payment under this clause 15.9(c) no more frequently than once per month and the Buyer or the Buyer’s Guarantor must make payment no later than 14 days after receiving a claim for payment.

15.10                          Indemnity in respect of post Completion matters

The Buyer indemnifies and holds harmless the Indemnified Parties from and against any Loss (including for any Claims but excluding a Claim by a Buyer Entity against the Seller under this agreement arising out of a breach of a Warranty) that the Indemnified Parties may incur or sustain, relating to any matter which arises after Completion in connection with a contract or asset which is transferred to the Target Entities from a Seller Group Member prior to Completion in relation to the Curragh Mine and which is used in, or is for, the operation of the Curragh Mine (and which does not result from a wrongful act or omission of the Seller after Completion).

15.11                          Environmental obligations and indemnity

(a)                                          Without limiting any other provision of this agreement, on and from Completion the Buyer:

(1)                                          indemnifies and agrees to hold harmless the Indemnified Parties from and against all Loss that the Indemnified Parties may incur or sustain in relation to the Environmental Obligations (including for any Claims); and

(2)                                          must comply with, perform or otherwise satisfy all Environmental Obligations, including as requested by an Indemnified Party.

(b)                                          On and from Completion the Buyer releases the Indemnified Parties from any Claim for Loss which may arise or be incurred or sustained by the Buyer, the Buyer’s Guarantor, any Related Body Corporate (including the Target Entities) of the Buyer or the Buyer’s Guarantor, or any officer, employee or agent of the Buyer, the Buyer’s Guarantor or a Related Body Corporate (including the Target Entities) of the Buyer or the Buyer’s Guarantor, and all Claims which may be made against an Indemnified Party in relation to the Environmental Obligations.

(c)                                           Nothing in clauses 15.11(a) or 15.11(b) requires the Buyer to indemnify an Indemnified Party for, or releases an Indemnified Party from, any Loss or Claim:

(1)                                          arising under this agreement, including in respect of the Buyer’s right of recovery under the indemnities contained in this agreement or for a breach of Warranty;

(2)                                          where the Indemnified Party is a Specified Executive, arising under that Specified Executive’s employment contract with a Buyer Group Member or Target Entity after Completion;

(3)                                          resulting from the fraud or Wilful Misconduct of an Indemnified Party; or

(4)                                          to the extent it is not permitted by law.

15.12                          Wrong pockets

(a)                                          This clause 15.12 does not apply to the IT Licences or any assets, contract, agreement or negotiations the subject of the Transitional Services Agreement.

(b)                                          If within six months after Completion the Seller or the Buyer identifies an asset, contract, agreement or right that relates exclusively to the Business or the Target Entities (and which does not relate to the businesses of the Seller Group Members) and which is held by a Seller Group Member (or more than one of them jointly), then as soon as practicable:

(1)                                          the Seller or Buyer (as applicable) must notify the other in writing, including details of the asset, contract or right; and

(2)                                          the Seller must, at the Buyer’s cost, do all such things as may be necessary or desirable to (including procuring a Seller Group Member to):

(A)                                        transfer or assign the asset, contract or right to a Target Entity as soon as practicable with effect from Completion; and

(B)                                        otherwise put the relevant Target Entity into the position that it would have been in if the asset, contract or right was transferred or assigned to it with effect from Completion.

(c)                                           If within six months after Completion the Seller or the Buyer identify an asset, contract or right that relates exclusively to the Seller Group (and which does not relate to the Business or Target Entities) and which is held by a Target Entity or more than one Target Entity jointly, then as soon as practicable:

(1)                                          the Seller or the Buyer (as applicable) must notify the other in writing, including details of the asset, contract or right; and

(2)                                          the Buyer must, at its cost, do all such things as may be necessary or desirable to (including procuring a Target Entity to):

(A)                                        transfer or assign the asset, contract or right to a Seller Group Member as soon as practicable with effect from Completion; and

(B)                                        otherwise put the relevant Seller Group Member into the position that it would have been in if the asset, contract or right was transferred or assigned to it with effect from Completion.

16                                           Confidentiality and announcements

16.1                                 Agreed announcement

A party may not make any other public announcement relating to a Transaction Agreement (including the fact that the parties have executed this agreement or any other Transaction Agreement) unless the other party has consented to the announcement (other than any immaterial changes which do not affect the substance of the announcement or which correct manifest errors therein), including the timing, form and content of that disclosure, or unless the announcement would be permitted under an exemption in clauses 16.2(a)(1) or 16.2(a)(2).

16.2                                 Confidentiality

(a)                                          Each party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another party or its business (which is disclosed to the recipient by the other party, its representatives or advisers), any Transaction Agreement or the terms of the Sale other than to the extent that:

(1)                                          the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

(2)                                          the recipient (or its Related Body Corporate) is required to disclose the information by the rules of any recognised stock exchange on which its shares or the shares of any of its Related Bodies Corporate are listed or proposed to be listed, provided that the recipient has, to the extent possible having regard to the required timing of the disclosure, consulted with the provider of the information as to the form and content of the disclosure;

(3)                                          the disclosure is made by the recipient to its directors, officers, employees, agents, representatives, Related Bodies Corporate, financiers or lawyers, accountants, investment bankers, consultants or other professional advisers to the extent necessary to enable the recipient to properly perform its obligations under this agreement or to conduct their business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

(4)                                          the disclosure is necessary by the Seller or the Buyer Entities to seek satisfaction of the condition in clause 2.1(a) or for the purposes of clause 13.3(a), provided that the relevant person to whom the information is disclosed is made aware of the confidential nature of the information and is requested to keep the information secret and confidential and not to divulge or disclose the information to any other person;

(5)                                          the disclosure is necessary by the Seller to seek satisfaction of any of the conditions in clause 2.1(b) or clause 2.1(c) or for the purposes of clause 5.12, provided that the relevant person to whom the information is disclosed is made aware of the confidential nature of the information and is requested to keep the information secret and confidential and not to divulge or disclose the information to any other person;

(6)                                          the disclosure is required by law in Australia or elsewhere (other than under section 275 of the PPSA to the extent that disclosure is not required under that section if it would breach a duty of confidence);

(7)                                          the disclosure is required for use in legal proceedings regarding this agreement or the Sale;

(8)                                          the disclosure is required for use in relation to interactions with any Governmental Agency responsible for taxation; or

(9)                                          the party to whom the information relates has consented in writing before the disclosure.

(b)                                          Each recipient must ensure that its directors, officers, employees, agents, representatives and Related Bodies Corporate comply in all respects with the recipient’s obligations under this clause 16.2.

(c)                                           From Completion, the Buyer Entities may disclose confidential information relating to the business of a Target Entity except to the extent that such information relates to a Seller Group Member or its businesses.

(d)                                          Nothing in this agreement is to be construed as constituting the consent of a party, with respect to a Security Interest created by this agreement, to the disclosure of the terms of this agreement for the purpose of section 275(7) of the PPSA. No party who is the grantor of a Security Interest under this agreement will, after the date of this agreement, consent to the disclosure of the terms of this agreement to an interested person for the purpose of section 275 of the PPSA.

(e)                                           To the extent not prohibited by the PPSA, each party that is the grantor of a Security Interest under this agreement waives its right to receive any notice otherwise required to be given by a secured party under section 157 (verification statements) or any other provision of the PPSA.

17                                           Duties, costs and expenses

17.1                                 Duties

The Buyer must pay, and must indemnify the Seller against, all Duty in respect of:

(a)                                          the execution, delivery and performance of this agreement and each other Transaction Agreement;

(b)                                          any agreement or document entered into or signed under this agreement or another Transaction Agreement; and

(c)                                           any agreement or document entered into or signed in contemplation of this agreement or a Transaction Agreement (whether before or after the execution of this agreement or another Transaction Agreement).

17.2                                 Costs and expenses

(a)                                          Unless otherwise provided for in this agreement, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this agreement and any other agreement or document entered into or signed under this agreement (including each other Transaction Agreement).

(b)                                          Any action to be taken by a party in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.

18                                           GST

(a)                                          If an amount of GST is payable on a supply under this agreement:

(1)                                          the recipient of the supply must pay, in addition to the other consideration payable or to be provided for the supply, an amount equal to the GST payable on the supply; and

(2)                                          the recipient must pay the additional amount to the supplier at the same time as the other consideration.

However, the recipient need not pay the additional amount until the supplier gives the recipient a tax invoice (except where the recipient is required to issue the tax invoice).

(b)                                          If an amount paid by the supplier as and for GST under this agreement is overpaid, and Division 142 of the GST Act applies to that amount, then the amount is not recoverable from the supplier unless the supplier can recover that amount from the Commissioner after taking all reasonable steps to do so.

(c)                                           Clauses 18(a) and 18(b) do not apply to the extent that the GST on the supply is payable by the recipient under Division 83 or Division 84 of the GST Act.

(d)                                          If any party is entitled to payment of any costs or expenses by way of reimbursement or indemnity, the claim must exclude any amount for which that party (or representative member if the party is a member of a GST group) may obtain an input tax credit.

(e)                                           If for any reason (including, without limitation, the occurrence of an adjustment event) the amount of GST payable on a supply varies from the GST amount paid to the supplier, the parties will account to each other for the difference. If the recipient is required to pay an additional amount under this clause, and the reason an additional amount is payable is because of the occurrence of an adjustment event, the recipient need not pay the additional amount until the supplier gives the recipient an adjustment note (except where the recipient is required to issue the adjustment note).

(f)                                            Unless clearly indicated to the contrary, all amounts referred to in this agreement, other than in this clause, are GST exclusive.

(g)                                           Unless clearly indicated to the contrary, ‘GST’ and other terms used in this clause (and in other provisions of this agreement referable to GST) have the meanings given to those terms by the GST Act.

19                                           Notices

19.1                                 Form of Notice

A notice or other communication to a party under this agreement (Notice) must be:

(a)                                          in writing and in English and signed by or on behalf of the sending party; and

(b)                                          addressed to that party in accordance with the details nominated in Schedule 1 (or any alternative details nominated to the sending party by Notice).

19.2                                 How Notice must be given and when Notice is received

(a)                                          A Notice must be given by one of the methods set out in the table below.

(b)                                          A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received
By hand to the nominated address	When delivered to the nominated address

By email to the nominated email address	When the email (including any attachment) comes to the attention of the recipient party or a person acting on its behalf.

19.3                                 Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than email as permitted in clause 19.2).

20                                           Guarantee by Buyer’s Guarantor

20.1                                 Consideration

The Buyer’s Guarantor acknowledges:

(a)                                          entering into this agreement in return for the Seller agreeing to enter into this agreement and to sell the Sale Shares to the Buyer, assign the Intercompany Loan to the Assignee and for other valuable consideration; and

(b)                                          that the Seller has relied on the operation of this clause 20.

20.2                                 Guarantee and indemnity

The Buyer’s Guarantor:

(a)                                          unconditionally and irrevocably guarantees to the Seller on demand, the due and punctual performance of the Buyer Entities’ obligations under and in respect of this agreement and Transitional Services Agreement; and

(b)                                          as a separate and additional liability, indemnifies the Seller against all Loss, actions, proceedings and judgments of any nature, incurred by, brought, made or recovered against the Seller arising from any default or delay in the due and punctual performance of:

(1)                                          the Buyer Entities’ obligations under the Transaction Agreements; and

(2)                                          after Completion, Wesfarmers Curragh’s obligations under the VSM Deed.

20.3                                 Non-payment and non-performance

(a)                                          If:

(1)                                          a Buyer Entity does not perform any of its obligations under this agreement (including an obligation to pay any amount under this agreement) or the Transitional Services Agreement; or

(2)                                          after Completion, Wesfarmers Curragh does not perform any of its obligations under the VSM Deed (including an obligation to pay any amount under the VSM Deed), the Buyer’s Guarantor must perform, or procure the performance of, those obligations, in accordance with this agreement, the Transitional Services Agreement or the VSM Deed (as applicable), on demand by the Seller.

(b)                                          A demand under this clause 20.3 may be made at any time and from time to time and a demand need only specify the obligation to be fulfilled.

20.4                                 Extent of guarantee and indemnity

The liability of the Buyer’s Guarantor under this clause 20 is not affected by anything that, but for this clause 20, might operate to release or exonerate the Buyer’s Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Buyer’s Guarantor:

(a)                                          the grant to a Buyer Entity, the Buyer’s Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of a Buyer Entity, the Buyer’s Guarantor or any other person from any liability or obligation;

(b)                                          any transaction or arrangement that may take place between the Seller, a Buyer Entity, the Buyer’s Guarantor or any other person;

(c)                                           the Seller exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against a Buyer Entity, the Buyer’s Guarantor or any other person;

(d)                                          the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by the Seller from a Buyer Entity, the Buyer’s Guarantor or any other person or by the taking of or failure to take any security;

(e)                                           the failure or omission or any delay by the Seller, a Target Entity or a Buyer Entity to give notice to the Buyer’s Guarantor of any default by a Buyer Entity, Target Entity or any other person under this agreement, the Transitional Services Agreement or the VSM Deed; and

(f)                                            any legal limitation, disability, incapacity or other circumstances related to a Buyer Entity, the Buyer’s Guarantor or any other person.

20.5                                 Principal and independent obligation

This clause 20 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this agreement as amended, varied, supplemented, renewed or replaced.

20.6                                 Continuing guarantee and indemnity

This clause 20 is a continuing obligation of the Buyer’s Guarantor, despite Completion, and remains in full force and effect for so long as a Buyer Entity has any liability or obligation to the Seller, any other Seller Group Member or other person under this agreement, the Transitional Services Agreement and until all of those liabilities or obligations have been fully discharged.

20.7                                 No withholdings

(a)                                          The Buyer’s Guarantor must make all payments that become due under this clause 20, free and clear and without deduction of all present and future withholdings (including Taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)                                          If the Buyer’s Guarantor is compelled by law to deduct any withholding, then in addition to any payment due under this clause 20, it must pay to the Seller such amount as is necessary to ensure that the net amount received by the Seller after withholding equals the amount the Seller would otherwise been entitled to if not for the withholding.

20.8                                 Currency

The Buyer’s Guarantor must pay all moneys that it becomes liable to pay under this clause 20 in the currency in which they are payable under this agreement and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

20.9                                 No set off

The Buyer’s Guarantor has no right to set off, deduct or withhold any moneys that it may be or become liable to pay under this clause 20, against any moneys that the Seller or any other Seller Group Member may be, or become, liable to pay to a Buyer Group Member whether under this agreement, the Transitional Services Agreement or otherwise.

20.10                          Buyer’s Guarantor’s liability

(a)                                          The Buyer’s Guarantor’s liability in respect of any Claim against a Buyer Entity shall not exceed the Buyer Entity’s liability in respect of that Claim.

(b)                                          The Buyer’s Guarantor’s liability in respect of any Claim against Wesfarmers Curragh shall not exceed Wesfarmers Curragh’s liability in respect of that Claim.

20.11                          Assigning benefit

The Seller may assign the benefit of this clause 20 without the Buyer’s Guarantor’s consent if the Seller assigns the benefit of this agreement with the Buyer Entities’ consent.

21                                           General

21.1                                 Governing law and jurisdiction

This agreement is governed by the law in force in Queensland.

21.2                                 Arbitration

Any Claim arising out of or in connection with this agreement, including any dispute regarding its existence, validity, invalidity, termination, breach or enforceability will be referred to and finally resolved by binding arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force. The place of arbitration will be Brisbane, Queensland.

21.3                                 Arbitration proceedings

The following provisions will apply to any arbitration proceedings commenced under clause 21.2:

(a)                                          the number of arbitrators will be three;

(b)                                          the language of the arbitration will be English;

(c)                                           the award of the arbitrators will be final and binding and the parties waive any right to appeal under any applicable law, including the Singapore International Arbitration Act; and

(d)                                          proceedings to enforce judgement entered on an award may be brought in any court having jurisdiction over the non-prevailing party. The prevailing party may seek, in any court having competent jurisdiction, judicial recognition of the award, or order of enforcement or any other order or decree that is necessary to give full effect to the award.

21.4                                 Service of process

(a)                                          Without preventing any other mode of service, any document in an action (including, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 19.

(b)                                          The Buyer’s Guarantor and Assignee irrevocably appoint the Buyer as their agent for the service of process in Australia in relation to any matter arising out of this agreement. If the Buyer ceases to be able to act as such or have an address in Australia, the Buyer, Buyer’s Guarantor and Assignee agree to appoint a new process agent in Australia and deliver to the other party within 20 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of each Transaction Agreement. The Buyer’s Guarantor and Assignee must inform the Seller in writing of any change in the address of its process agent within 20 Business Days of the change.

21.5                                 Actions against Finance Related Parties

Notwithstanding anything herein to the contrary in this agreement, the parties hereto acknowledge and irrevocably agree:

(a)                                  that any Claim, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties arising out of, or relating to, the transactions contemplated hereby, the Debt Financing Commitments, the Debt Financing or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Claim to the exclusive jurisdiction of such court;

(b)                                  not to bring or permit any of their affiliates to bring or support anyone else in bringing any such Claim in any other court;

(c)                                   to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Claim in any such court;

(d)                                  to waive and hereby waive any right to trial by jury in respect of any such Claim;

(e)                                   that a final judgment in any such Claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by the law;

(f)                                    that any such Claim shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State;

(g)                                   that the Debt Financing Parties are express third party beneficiaries of, and may enforce, this clause 21.5 and clause 21.8 of this agreement; and

(h)                                  that this clause 21.5 and clause 21.8 may not be amended in a manner adverse to the Debt Financing Parties without the prior written consent of all Finance Related Parties.

21.6                                 Invalidity and enforceability

(a)                                          If any provision of this agreement is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)                                          Clause 21.6(a) does not apply where enforcement of the provision of this agreement in accordance with clause 21.6(a) would materially affect the nature or effect of the parties’ obligations under this agreement.

21.7                                 Waiver

(a)                                          No party to this agreement may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

(b)                                          In this clause 21.7:

(1)                                          conduct includes delay in the exercise of a right;

(2)                                          right means any right arising under or in connection with this agreement and includes the right to rely on this clause; and

(3)                                          waiver includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

(c)                                           A provision of, or a right, discretion or authority created under, this agreement may not be:

(1)                                          waived except in writing signed by the party granting the waiver; and

(2)                                          varied except in writing signed by the parties.

(d)                                          A failure or delay in exercise, or partial exercise, of a power, right, authority, discretion or remedy arising from a breach of, or default under this agreement does not result in a waiver of that right, power, authority, discretion or remedy.

21.8                                 Waiver of Claims Against Finance Related Parties

(a)                                          Subject to clause 21.10, it is acknowledged that no Seller Group Member and no Finance Related Parties owe any duty to the other arising out of this agreement. No Seller Group Member has any liability to the Finance Related Parties under this agreement or in relation to the Debt Financing.

(b)                                          None of the Finance Related Parties will have any liability to the Seller or its affiliates relating to or arising out of this agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Seller nor any of its affiliates will have any rights or claims against any of the Finance Related Parties under this agreement, the Debt Financing or otherwise

21.9                                 Variation

A variation of any term of this agreement must be in writing and signed by the parties.

21.10                          Assignment

(a)                                          Subject to clause 21.10(b), rights arising out of or under this agreement are not assignable by a party without the prior written consent of the other party.

(b)                                          A Buyer Entity may assign rights arising out of or under this agreement without the prior written consent of the Seller to:

(1)                                          any Finance Related Parties (but excluding any officers, directors, employees, agents or representatives);

(2)                                          any receiver appointed by a party referred to under clause 21.10(b)(1); or

(3)                                          in connection with the sale of assets or business of the Buyer Entities in any form of transaction including in connection with the enforcement of an Encumbrance by a Finance Related Party (but excluding any officers, directors, employees, agents or representatives), in each case provided that:

(4)                                          the Buyer Entities remain fully liable for all obligations under this agreement;

(5)                                          the maximum liability cap described in clauses 12.5(b) and 12.5(c) apply in aggregate to all Claims brought by any Buyer Group Member and any assignee; and

(6)                                          the Buyer Entities indemnify the Seller Group Members against any Claims brought by any Buyer Group Member or assignee in excess of the maximum aggregate liability cap described under clause 21.10(b)(5).

(c)                                           A breach of clause 21.10(a):

(1)                                          by a Buyer Entity or the Buyer’s Guarantor entitles the Seller to terminate this agreement; or

(2)                                          by the Seller entitles the Buyer Entities to terminate this agreement.

(d)                                          Clause 21.10(c) does not affect the construction of any other part of this agreement.

21.11                          Further action to be taken at each party’s own expense

Subject to clause 17, each party must, at its own expense, do all things and execute all documents necessary to give full effect to this agreement and the transactions contemplated by it and use reasonable endeavours to cause relevant third parties to do the same.

21.12                          Relationship of the parties

(a)                                          Nothing in this agreement gives a party authority to bind any other party in any way.

(b)                                          Nothing in this agreement imposes any fiduciary duties on a party in relation to any other party.

21.13                          Exercise of rights

(a)                                          Unless expressly required by the terms of this agreement, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this agreement.

(b)                                          A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this agreement. Any conditions must be complied with by the party relying on the consent, approval or waiver.

21.14                          Remedies cumulative

Except as provided in this agreement and permitted by law, the rights, powers and remedies provided in this agreement are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this agreement.

21.15                          Counterparts

This agreement may be executed in any number of counterparts. All counterparts, taken together, constitute one instrument. A party may execute this agreement by signing any counterpart.

21.16                          No merger

The Warranties, Buyer Warranties, undertakings and indemnities in this agreement will not merge on Completion.

21.17                          Entire agreement

This agreement states all the express terms of the agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

21.18                          No reliance

No party has relied on any statement by the other party not expressly included in this agreement.

21.19                          Default interest

(a)                                          If a party fails to pay any amount payable under this agreement on the due date for payment, that party must in addition to a continuing liability to pay the amount unpaid pay interest on the amount unpaid at the higher of the Interest Rate plus 3% per annum or the rate (if any) fixed or payable under any judgment or other thing into which the liability to pay the amount becomes merged.

(b)                                          The interest payable under clause 21.19(a):

(1)                                          accrues from day to day from and including the due date for payment up to and including the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

(2)                                          may be capitalised by the person to whom it is payable at monthly intervals on the basis of a 360 day year.

(c)                                           The right to require payment of interest under this clause 21.19 is without prejudice to any other rights the non-defaulting party may have against the defaulting party at law or in equity.

(d)                                          A failure to pay any amount under this agreement is not remedied until both the amount unpaid and any interest payable under this clause 21.19 have been paid in full.

21.20                          Benefits held on trust

(a)                                          The Seller holds the benefit of each indemnity, promise and obligation in this agreement expressed to be for the benefit of a director, officer or employee of a Seller Group Member, an Indemnified Party, or for the benefit of a Seller Group Member or Seller Group Representative or Adviser that is not a party to this agreement, on trust for that director, officer, employee, Seller Group Member, an Indemnified Party, or Seller Group Representative or Adviser.

(b)                                          The Buyer Entities and the Buyer’s Guarantor each hold the benefit of each indemnity, promise and obligation in this agreement expressed to be for the benefit of a director, officer or employee of a Buyer Group Member, or for the benefit of a Buyer Group Member that is not a party to this agreement, on trust for that director, officer, employee, Buyer Group Member.

(c)                                           Except where an indemnity, promise or obligation is expressly stated to be for the benefit of a third party, no person (including an Employee) other than the Buyer Entities, the Seller and the Buyer’s Guarantor, has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this agreement.

21.21                          Attorneys

To the extent applicable, each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

21.22                          No withholdings

(a)                                          A Buyer Entity must make all payments that become due under this agreement, free and clear and without deduction of all present and future withholdings (including Taxes of the Commonwealth of Australia or any other jurisdiction).

(b)                                          If a Buyer Entity is required by law to deduct any withholding, then in addition to any payment due under this agreement, it must pay to the Seller such amount as is necessary to ensure that the net amount received by the Seller after withholding and taking into account any corresponding tax offset or credit for the amount withheld that is received or likely to be received by the Seller equals the amount the Seller would otherwise been entitled to if not for the withholding.

(c)                                           The Seller declares that, for the purposes of section 14-225(1) of Schedule 1 to the Taxation Administration Act 1953 (Cth), it is and will continue to be an Australian resident at Completion.

Schedule 1

Notice details

**

Schedule 2

Tenements

**

Schedule 3

Target Entity Details

**

Schedule 4

Warranties

**

Schedule 5

Buyer Warranties

**

Schedule 6

Completion Steps

**

Schedule 7

Completion Accounts

**

Schedule 8

Pro forma Completion Accounts

**

Schedule 9

Structure Diagram

**

Schedule 10

Financial Assurances and Bank Guarantees

**

Schedule 11

Properties

**

Schedule 12

Business Intellectual Property

**

Schedule 13

Third Party Intellectual Property

**

Schedule 14

Seller Trade Marks

**

Schedule 15

Plant and Equipment

**

Schedule 16

Insurance policies

**

Schedule 17

Employees

**

Schedule 18

Deed of Assignment (Debt and Security)

**

Schedule 19

Financial statements

**

Schedule 20

VSM Deed

**

Schedule 21

Transitional Services Agreement

**

Schedule 22

New Intercompany Loan Agreement

**

Schedule 23

New Intercompany Loan Documents (GSA)

**

Schedule 24

Deed of release

**

Signing page

Executed as an agreement

Buyer

Signed by

Coronado Australia Holdings Pty Ltd.

By:

sign here	/s/ G R Spindler	sign here	/s/ John Balassis
	~~Company Secretary/~~Director		Director

print name	G R Spindler	print name	John Balassis

Assignee
EXECUTED for and on behalf of CORONADO GROUP LLC, BY GAROLD R SPINDLER Chief Executive Officer Being duly authorised by the Board of Directors	)
)
	)	/s/ GAROLD R SPINDLER
	)	GAROLD R SPINDLER
)

Buyer’s Guarantor
EXECUTED for and on behalf of CORONADO GROUP LLC, BY GAROLD R SPINDLER Chief Executive Officer Being duly authorised by the Board of Directors	)
)
	)	/s/ GAROLD R SPINDLER
	)	GAROLD R SPINDLER
)

Seller

Signed by

Wesfarmers Limited

By:

sign here	/s/ Linda Kenyon	sign here	/s/ Michael Chaney
	Company Secretary~~/Director~~		Director

print name	Linda Kenyon	print name	Michael Chanel
Chairman